Exhibit 10.58

Execution Version

ENERGY TOWER

LEASE AGREEMENT

between

FSP ENERGY TOWER I LIMITED PARTNERSIDP (“LANDLORD”)

and

NORTHSTAR HEALTHCARE ACQUISITIONS, LLC (“TENANT”)

Date: May 20, 2015

TABLE OF CONTENTS

I.			1
	1.1	LEASED PREMISES	1

II.
	2.1	TERM	3
	2.2	USE	4
	2.3	INITIAL LEASEHOLD IMPROVEMENTS	4
	2.4	SURVIVAL	4

III.			5
	3.1	RENTAL PAYMENTS	5
	3.2	BASE RENTAL	6
	3.3	TENANT’S BASIC COST	7
	3.4	TENANT’S BASIC COST ADJUSTMENT	10
	3.5	SECURITY DEPOSIT	12

IV			12
	4.1	SERVICES TO BE FURNISHED BY LANDLORD	12
	4.2	KEYS AND LOCKS	15
	4.3	WINDOW COVERINGS	16
	4.4	GRAPHICS	16
	4.5	REPAIRS BY LANDLORD	16
	4.6	PEACEFUL ENJOYMENT	17
	4.7	NO WARRANTIES	17
	4.8	FORCE MAJEURE	17
	4.9	FITNESS CENTER	17

V			18
	5.1	PAYMENTS BY TENANT	18
	5.2	DAMAGE TO PROJECT	18
	5.3	CARE OF THE LEASED PREMISES	18
	5.4	ASSIGNMENT AND SUBLETTING	18
	5.5	ALTERATIONS, ADDITIONS, AND IMPROVEMENTS	23
	5.6	LEGAL USE AND VIOLATIONS OF INSURANCE COVERAGE	25
	5.7	LEGAL REQUIREMENTS; RULES OF THE PROJECT	25
	5.8	RIGHTS RESERVED BY LANDLORD	27
	5.9	NUISANCE	27
	5.10	SUBORDINATION	27
	5.11	ESTOPPEL CERTIFICATE	28
	5.12	TENANT’S REMEDIES	28
	5.13	NAME OF BUILDING AND PROJECT	28
	5.14	MOLD	28

VI			29
	6.1	CONDEMNATION	29
	6.2	DAMAGES FROM CERTAIN CAUSES	30
	6.3	INTENTIONALLY OMITTED	30
	6.4	HOLDING OVER	30
	6.5	CASUALTY	30
	6.6	ATTORNEYS’ FEES	31
	6.7	ASSIGNMENTS BY LANDLORD	32
	6.8	DEFAULT BY TENANT	32
	6.9	INSOLVENCY OR BANKRUPTCY	35
	6.10	NON-WAIVER	35
	6.11	CASUALTY INSURANCE	35
	6.12	LIABILITY INSURANCE	36
	6.13	HOLD HARMLESS	36
	6.14	WAIVER OF SUBROGATION RIGHTS	36
	6.15	PARKING	37
	6.16	SEVERABILITY	38
	6.17	NOTICES	38
	6.18	SUCCESSORS	39
	6.19	ENTIRETY	39
	6.20	FINANCIAL STATEMENTS	39
	6.21	AMENDMENTS	40
	6.22	BROKERS	40
	6.23	WAIVER OF RIGHTS UNDER SECTION 93	40
	6.24	WAIVER OF RIGHTS UNDER THE DTPA	40
	6.25	OFAC	40
	6.26	MISCELLANEOUS	41

EXHIBITS

A	- Description of Land
B	- Floor Plan of Leased Premises
C-1	- Landlord’s Work
C-2	- Construction Rules and Regulations
D	- Certificate of Commencement Date
E	- Project Rules & Regulations
F	- Building Standard Janitorial Services
G	- Renewal Option

INDEX

DEFINED TERMS

TERM	PAGE

Access Card Request Form	15
Access Equipment	16
Actual Tenant	22
Additional Electrical Equipment	14
Affiliate	19
Annual Reconciliation Payment	11
Base Rental	6
Base Rental Rate	6
Basic Costs	7
Blocked Persons	41
Building	1
Building Operating Hours	13
Building Standard	See Exhibit C-1
Building Standard Rated Electrical Design Load	13
Building Standard Services	12
Business Days	42
Commencement Date	See Exhibit C-1
Common Areas	2
Control	19
Costs	26
Effective Date	1
Environmental Laws	26
Estimated Basic Costs	7
Event of Default	32
Executive Order	40
Expiration Date	3
First Month’s Rent	12
Garage	l
General Common Areas	2
Governmental Authority	25
Hazardous Materials	26
Holidays	13
Interest Rate	5
Land	1
Landlord	l
Landlord’s Work	See Exhibit C-1
Lease	1
Lease Month	7
Lease Year	3
Leased Premises	1
Legal Requirements	25

TERM	PAGE

List	41
Money Laundering Act	41
Net Rentable Area	1
Notice	20
OFAC	40
Operating Expenses	7
Outside Contractor	23
PCB	26
Permitted Affiliate	19
Project	1
Project Rules	26
Release	26
Rent	5
Reportable Quantity	26
Security Cards	15
Security Deposit	12
Service Areas	2
Substantial Completion	See Exhibit C-1
Successor	27
Telecommunications Services	42
Tenant	1
Tenant Delay	See Exhibit C-1
Tenant’s Basic Cost	7
Tenant’s Basic Cost Adjustment	10
Term	3
Usable Area	2

2

LEASE AGREEMENT

THE STATE OF TEXAS

COUNTY OF HARRIS

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of May 20, 2015 (the “Effective Date”) between FSP ENERGY TOWER I LIMITED PARTNERSHIP, a Texas limited partnership (“Landlord”), and NORTHSTAR HEALTHCARE ACQUISITIONS, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

In consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord and Tenant hereby agree as follows:

I.

1.1 LEASED PREMISES. Subject to and upon the terms, provisions and conditions hereinafter set forth, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord those certain premises (the “Leased Premises”) in the building commonly referred to as Energy Tower as of the date hereof (the “Building”) located in Houston, Texas on the land (the “Land”) described on Exhibit A (the Building, the Land, the Garage (as defined below), the Fitness Center (as defined in Section 4.9 below) and all additional improvements and additional facilities now or hereafter located on the Land that serve the Building or the tenants of the Building hereinafter referred to as the “Project”), such Leased Premises being more particularly described as follows:

Approximately sixteen thousand nine hundred ninety-seven (16,997) square feet of Net Rentable Area located on Level 3 of the Building as reflected on the floor plans of such Leased Premises attached hereto as Exhibit B.

“Garage” shall mean the five and one-half story parking garage with approximately 1,393 parking spaces located on the Land and connected to the Building by a concourse which exclusively serves the Building.

“Net Rentable Area” shall mean the area or areas of space within the Building determined as follows: (i) Net Rentable Area in the case of a full floor leased to a single tenant is determined by measuring from the inside surface of the outer pane of glass and extensions of the plane thereof in non-glass areas to the inside surface of the opposite outer pane of glass and extensions of the plane thereof in non-glass areas and shall include all areas enclosed by such surfaces, excluding only Service Areas (defined below) and General Common Areas (defined below), plus an allocation of the square footage of the General Common Areas, and (ii) Net Rentable Area in the case of a floor leased to more than one tenant (i.e., a multi-tenant floor) shall include the total square footage of all floor areas enclosed by the inside surface of the outer pane of glass and extensions of the plane thereof in non-glass areas and by demising walls (measured from the inside surface of demising walls), excluding only Service Areas and General Common Areas, plus an allocation of the square footage of the Common Areas (defined below) and the General Common Areas. In determining Net Rentable Area pursuant to (i) and (ii) above, no deduction from Net Rentable Area shall be made for columns or projections necessary to the Building.

“Service Areas” shall mean the total square footage within vertical penetrations such as (and measured from the midpoint of the walls enclosing) Building stairs, elevator shafts, fire towers, flues, vents, stacks, vertical pipe shafts, and vertical ducts; however, structural columns are not included in Service Areas. Areas for the specific use of Tenant or other tenants of the Project or installed at the request of Tenant or other tenants such as special stairs or elevators are not included within the definition of Service Areas.

“General Common Areas” shall mean the total square footage within (and measured from the midpoint of the walls enclosing or from the inside surface of the outer pane of glass enclosing, or extensions of the plane thereof in non-glass areas) the Building’s elevator machine rooms, main mechanical rooms, loading dock facilities, telephone switch rooms, main electrical rooms, public lobbies (including the main floor lobby of the Building), engineering, security, postal and cleaning areas, and other areas not leased or held for lease within the Building but which are necessary or desirable for the proper utilization of the Building or to provide customary services to the Building. The allocation of the square footage of the General Common Areas referred to in this Section I.I shall be equal to the total square footage of the General Common Areas multiplied by a fraction, the numerator of which is the Net Rentable Area of the Leased Premises (excluding the allocation of the General Common Areas) and the denominator of which is the total of all Net Rentable Area of space leased or held for lease as office space or retail space contained in the Building (excluding the allocation of the General Common Areas).

“Common Areas” shall mean the total square footage of all areas within (and measured from the midpoint of the walls enclosing or inside surface of the outer pane of glass enclosing) public corridors, elevator foyers, rest rooms, mechanical rooms, janitor closets, telephone, electrical and equipment rooms, and other similar facilities for the use of all tenants on the floor on which the Leased Premises are located. The allocation of the square footage of the Common Areas shall be equal to the total square footage of the Common Areas on said floor multiplied by a fraction, the numerator of which is the Net Rentable Area of the portion of the Leased Premises (excluding the allocations of General Common Areas and Common Areas) located on said floor and the denominator of which is the total of all Net Rentable Area on said floor (excluding the allocations of General Common Areas and Common Areas).

“Usable Area” shall mean (A) in the case of a full floor leased entirely by a single tenant, the Net Rentable Area of the floor area minus the allocation of General Common Areas (it being agreed that Common Areas are included in the calculations of Usable Area in the case of a full floor leased entirely by a single tenant), and (B) in the case of a floor not leased entirely by one tenant, the Net Rentable Area of the floor area minus the allocation of General Common Areas and Common Areas which were included in Net Rentable Area pursuant to this Section 1.1.

The Net Rentable Area in the Leased Premises is hereby stipulated for all purposes hereof to be sixteen thousand nine hundred ninety-seven (16,997) square feet as of the Effective Date (and such amount shall not be adjusted as a result of minor variations resulting from actual construction and completion of the Leased Premises for occupancy so long as such work is done in accordance with the terms and provisions of this Lease). The Net Rentable Area in the Building is stipulated to be 325,826 square feet. The foregoing stipulations of the Net Rentable Area in the Leased Premises and Building shall apply even if the Net Rentable Area in the Leased Premises and Building, if calculated in accordance with the foregoing definition, would result in a higher or lower calculation.

II.

2.1 TERM.

(a) Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum attached hereto, the term of this Lease (the “Term”) shall commence on the Commencement Date (as defined in Exhibit C-1) and shall expire at 6:00 P.M. on the last day of the sixty-third (63rd) full calendar month after the Commencement Date (the “Expiration Date”). If the Commencement Date is not the first day of a calendar month, then the first year (“Lease Year”) of the Term shall commence on the Commencement Date and shall end on the last day of the month in which the first (1st) anniversary of the Commencement Date occurs, and all subsequent Lease Years shall mean the period commencing upon the expiration of the prior Lease Year and each successive twelve (12) month period thereafter during the Term of this Lease. As used in this Lease, (i) “Term” shall mean and refer to the term of this Lease including any extensions, renewals or other modifications either expressly permitted herein or as agreed upon between Landlord and Tenant in an amendment to this Lease and (ii) “Initial Term” shall mean and refer to the period of the Term commencing on the Commencement Date and ending on the last day of the sixty-third (63rd) full calendar month thereafter.

(b) After the Commencement Date, Landlord shall submit to Tenant and Tenant shall execute and deliver to Landlord within ten (10) days of Tenant’s receipt thereof from Landlord, a declaration (in the form attached as Exhibit D) to confirm the date upon which the Commencement Date occurred. Tenant shall have five (5) days after receipt of such declaration to give written notice to Landlord objecting to the declaration, failing which Tenant shall be deemed to have agreed the declaration is correct and Tenant shall be required to execute the declaration within five (5) days after the expiration of such previous five (5) day period. If Tenant objects to such declaration within such five (5) day period, Landlord and Tenant shall work together to resolve their differences. After such differences have been resolved, Landlord and Tenant shall execute the corrected declaration. All payments of Base Rental (defined in Section 3.2), Tenant’s Basic Cost (defined in Section 3.3), Tenant’s Basic Cost Adjustment (defined in Section 3.4), Parking Rental (defined in Section 6.15) and all other payments required of Tenant herein shall be made as and when required herein, notwithstanding any unresolved objections to the declaration. All such payments shall be based upon Landlord’s determination of the Commencement Date of which Landlord will notify Tenant (however, if such Commencement Date occurs as the result of Tenant’s occupancy of such portion of the Leased Premises, such notice shall not be required) until such objections have been finally resolved, whereupon any overpayment or any underpayment theretofore made shall be adjusted by reducing or increasing, as the case may be, the next installment of Base Rental coming due by the amount of such overpayment or underpayment, as applicable (and no interest or penalty shall be applied thereto).

(c) Tenant shall have the right to enter the Leased Premises, commencing with the date that Landlord reasonably anticipates to be fourteen (14) days prior to the Commencement Date, for the purposes of installing Tenant’s furniture, cabling and telephone systems; provided that (i) such early access shall not interfere with the completion of Land lord’s Work (as defined in Exhibit C-1), and (ii) such early access to the Leased Premises shall be subject to all terms and conditions of this Lease, except the payment of Base Rental, Parking Rental and Tenant’s Basic Cost, as adjusted by Tenant’s Basic Cost Adjustment. Any delays in the completion of Landlord’s Work caused by Tenant’s early access to the Leased Premises shall constitute a Tenant Delay.

2.2 USE. The Leased Premises are to be used and occupied by Tenant solely for general office purposes consistent with the uses of first class high-rise office buildings in metropolitan Houston, Texas, and for no other purpose. Notwithstanding anything to the contrary in this Lease, the Leased Premises shall not be used for any purpose which would (i) adversely affect the appearance of the Project, (ii) be visible from the exterior of, or the public areas of, the Project, (iii) adversely affect ventilation in other areas of the Project (including without limitation, the creation of offensive odors), (iv) create unreasonable elevator loads, (v) cause structural loads to be exceeded, (vi) create unreasonable noise levels, (vii) otherwise unreasonably interfere with Project operations or other tenants of the Project or (viii) violate Legal Requirements (defined in Section 5.7). In all events, Tenant shall not engage in any activity which is not in keeping with the first-class standards of the Project.

For the purpose of limiting the type of use permitted by Tenant, or an assignee, sublessee or licensee of Tenant, but without limiting Landlord’s right to lease any portion of the Building to a tenant of Landlord’s choice, “permitted uses” shall not include uses for, and Tenant will not use any part of the Leased Premises for, (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies or any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization; except for administrative offices where no diagnostic, treatment or laboratory services are performed; (iv) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use; (v) retail or restaurant uses; (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (vii) product display or demonstration facilities; (viii) offices at which deposits or bills are regularly paid in person by customers; and (ix) personnel agencies, except offices of executive search firms.

2.3 INITIAL LEASEHOLD IMPROVEMENTS. Landlord shall complete Landlord’s Work as described on Exhibit C-1 prior to the Commencement Date, subject to the terms and condition set forth in Exhibit C-1.

2.4 SURVIVAL. Any claim, cause of action, liability or obligation arising during the Term and under the provisions hereof in favor of a party hereto and against or obligating the other party hereto shall survive the expiration or any earlier termination of this Lease.

III.

3.1 RENTAL PAYMENTS.

(a) Commencing on the Commencement Date and continuing thereafter throughout the Term, Tenant hereby agrees to pay Base Rental in accordance with this Section 3.1 and Section 3.2, Tenant’s Basic Cost in accordance with this Section 3.1 and Section 3.3, and Tenant’s Basic Cost Adjustment in accordance with this Section 3.1 and Section 3.4. Base Rental and Tenant’s Basic Cost shall be due and payable in twelve (12) equal monthly installments, subject to adjustment in accordance with Section 3.4, on the first day of each calendar month during the Term (subject to the provisions of subsection (b) below), and Tenant hereby agrees to so pay such rent monthly in advance and without demand to Landlord’s address in Section 6.17 (or such other address as may be designated by Landlord from time to time). Notwithstanding the foregoing, Base Rental for the first (1st) month of the Term shall be paid to Landlord on the Effective Date as provided in Section 3.5 below. Parking Rental shall be due and payable in accordance with this Section 3.1 and Section 6.15.

(b) If the Commencement Date is other than the first day of a calendar month or if this Lease expires or terminates on other than the last day of a calendar month, then the installments of Base Rental, Tenant’s Basic Cost and Parking Rental for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. Said installments for such prorated month or months shall be calculated by multiplying the equal monthly installment by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or expiration month, as the case may be, and the denominator of which shall be the number of days in said month. If the Term commences or expires on other than the first day of a calendar year, Tenant’s Basic Cost Adjustment shall be prorated for such commencement or expiration year, as the case may be, by multiplying Tenant’s Basic Cost Adjustment by a fraction, the numerator of which shall be the number of days of the Term occurring during the commencement or expiration year, as the case may be, and the denominator of which shall be the number of days in said year. The calculation described in Section 3.4(c) shall be made as soon as possible after the termination of this Lease. Landlord and Tenant hereby agree that the provisions of this Section 3.l(b) shall survive the expiration or termination of this Lease.

(c) Tenant agrees to pay all rent (including, without limitation, Base Rental, Parking Rental and Tenant’s Basic Cost, as adjusted by Tenant’s Basic Cost Adjustment) and other sums of money as shall become due from and payable by Tenant to Landlord under this Lease (collectively, the “Rent”) at the times and in the manner provided in this Lease, without abatement, notice, demand, set-off or counterclaim. All Rent in addition to Base Rental shall constitute additional rental under this Lease and Landlord shall be entitled to exercise the same rights and remedies provided for in this Lease for the nonpayment of any Rent. All Rent owed by Tenant to Land lord under this Lease shall bear interest from the date due until payment is received at the rate (the “Interest Rate”) equal to the lesser of (i) a per annum rate equal to the

“prime rate” or “base rate” announced by JPMorgan Chase Bank, N.A. or its successor, from time to time (or if the “prime rate” or “base rate” is discontinued, the rate announced by such bank as that being charged to its most creditworthy commercial borrowers) (“JPM Prime”), plus five percent (5%), or (ii) the maxim um contract interest rate per annum allowed by law.

(d) If Tenant fails to pay any regular monthly installment of Rent by the fifth (5th) Business Day of the month in which the installment is due, or any other sum or money owed to Landlord within five (5) days after such sums are due and owing to Landlord, Tenant shall pay a late charge equal to the greater of (i) $250.00, or (ii) an amount equal to five percent (5%) of the amount due, for each and every thirty (30) day period that said amount remains unpaid (but in no event shall the amount of such late charge exceed an amount based upon the highest legally permissible contract rate chargeable at any time by Landlord under the circumstances) to compensate Landlord for the administrative expenses incurred. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of maturity, and then to reduce all other past due amounts, in inverse order of their maturity.

3.2 BASE RENTAL.

(a) Tenant hereby agrees to pay as the base annual rental (“Base Rental”) for the lease and use of the Leased Premises, an annual amount equal to the product of (x) the annual base rental rate identified below (“Base Rental Rate”) multiplied by (y) the number of square feet of Net Rentable Area comprising the Leased Premises; provided that if the first Lease Year is longer than twelve (12) months pursuant to Section 2.l (a), then the Base Rental Rate shall be proportionately increased by the same proportionate increase in the first Lease Year in excess of twelve (12) months.

Lease Months	Base Rental Rate
1-15	$24.50
16-27	$25.00
28-39	$25.50
40-51	$26.00
52-63	$26.50

(b) Notwithstanding the foregoing, during the first three (3) full months of the Term (the “Abatement Period”), the monthly Base Rental and Tenant’s Percentage Share of the Basic Costs shall be abated (the “Abated Rent”); provided that (i) in the event that an Event of Default occurs during any portion of the Abatement Period, or (ii) if this Lease is terminated (or Tenant’s right to possession of the Leased Premises is terminated) by Landlord pursuant to Section 6.8 of this Lease, whether during the Abatement Period or during the Term of the Lease thereafter, then in either event all Abated Rent shall immediately become due and payable.

(c) lf the Commencement Date is other than the first day of a calendar month or if this Lease expires or terminates on other than the last day of a calendar month, then the installments of Base Rental, Tenant’s Basic Cost and Parking Rental for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. Said installments for such prorated month or months shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or expiration month, as the case may be, and the denominator of which shall be the number of days in said month.

(d) As used herein, “Lease Month” means each of twelve (12) one-month periods during a Lease Year with the first (Ist) Lease Month commencing on the Commencement Date and expiring on the last day of the first full calendar month thereafter and with each subsequent Lease Month commencing upon the first day of each calendar month thereafter and expiring on the last day of each such calendar month. If the first Lease Month is longer than one full calendar month, then the Base Rental Rate for such Lease Month shall be proportionately increased by the same proportionate increase in the first Lease Month in excess of one full calendar month.

3.3 TENANT’S BASIC COST.

(a) “Estimated Basic Costs,” as that term is used herein, for any particular calendar year shall be the Basic Costs (defined below) for such calendar year as estimated by Landlord prior to the commencement of such calendar year (and prior to the Commencement Date with respect to the first calendar year of the Term), which annual estimate may be adjusted, from time to time, by Landlord pursuant to Section 3.4(c).

(b) “Tenant’s Basic Cost,” as that term is used herein, shall be computed on a calendar year basis and shall mean Tenant’s Percentage Share (defined in Section 3.4(b)) of the Estimated Basic Costs.

(c) “Basic Costs” as that term is used herein, shall consist of all Operating Expenses (defined below) of the Project as reasonably allocated by Landlord, computed on an accrual basis and determined in accordance with generally accepted accounting principles consistently applied. “Operating Expenses” as that term is used herein, shall mean all expenses and costs (but excluding charges separately paid by other tenants of the Project or other third parties other than through the payment of its share of operating expenses) of every kind and nature that Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair, and operation of the Project, including but not limited to, the following:

(i) Wages, salaries, fees and all related expenses (including, without limitation, taxes, insurance, burdens and benefits and costs incurred in providing same) of all personnel engaged in the operation, maintenance, repair and access control of the Project and personnel who provide traffic control relating to ingress and egress to and from the Garage and surrounding public streets.

(i) Cost of all supplies, tools, equipment and materials, whether purchased or leased, used in the operation, maintenance, repair and/or access control of the Project.

(ii) Cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to, access control service, window cleaning, traffic control, janitorial service, landscape maintenance, and elevator maintenance.

(iii) Cost of utilities for the Project, including but not limited to, water, steam, sewer, waste disposal, gas and electricity, and power for heating, lighting, air conditioning and ventilating the Project (including all Common Areas, General Common Areas and Service Areas).

(iv) A net management fee paid to the property manager for the management of the Project of three percent (3%) of the gross revenues of the Project for such calendar year; (provided, however, in lieu thereof, Landlord may charge Tenant separately, and not as a part of Basic Costs, for a management fee contribution of three percent (3%) of the Base Rental, Tenant’s Basic Costs and Tenant’s Basic Cost Adjustment payable by Tenant for such calendar year; plus fair market rental, including base rental and additional rental, and other costs with respect to the management office for the Building.

(v) Legal and accounting costs for the Project, including a reasonable allocation of off-site costs, together with the costs of annual audits of the Project operating costs by certified public accountants (if such audits are performed).

(vi) Cost of all insurance relating to the Project, including but not limited to, fire and extended coverage insurance, rental loss or abatement insurance, and casualty and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith, plus the cost of all deductible payments made by Landlord in connection therewith.

(vii) Cost of repairs, replacements and general maintenance (excluding repairs, replacements and general maintenance paid for with proceeds of insurance or condemnation or by third parties).

(viii) Any and all common area maintenance costs related to public areas, including without limitation, sidewalks and landscaping for the Project.

(ix) All taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or any Governmental Authority (defined in Section 5.7 hereof) presently taxing the Project or by others subsequently created, attributable to the Project or its operation, (a) including, without limitation, any Texas franchise tax to the extent such tax would be payable by Landlord or its combined group if the Project were the only property of the Landlord subject to such tax, but (b) excluding, however, taxes and assessments attributable to the personal property of tenants, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project or imposed in connection with any change of ownership of the Project (other than the Texas franchise tax); provided, however, if the taxing authorities do not separately assess the Project, Landlord may make a reasonable allocation of the taxes, assessments or charges to give effect to this sentence, and provided further, however, that if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed, wholly or partially, as a capital levy or otherwise, on the rents received from the

Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed with respect to the Project, shall be deemed to be included within Operating Expenses. Consultation, accounting and legal fees and other fees and costs resulting from any challenge of tax assessments as reasonably allocated by Landlord also shall be included in Operating Expenses. Tenant hereby waives any and all rights under Legal Requirements to an administrative or judicial review of any determination of the appraised value of the Project, including without limitation, any rights available under the Texas Tax Code (as amended). It is agreed that Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Leased Premises to the extent that the same exceed Building Standard Improvements (defined in Exhibit C-1) (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the ad valorem taxes allocated to the Project to give effect to this sentence). All taxes, assessments and governmental charges shall be included in Operating Expenses in the calendar year in which such taxes, assessments or governmental charges are levied, assessed or imposed without regard to when such taxes, assessments or governmental charges are payable.

(x) Amortization of the cost, together with reasonable financing charges, of furnishing and installing capital investment items which (a) are primarily for the purpose of (i) reducing Operating Expenses or avoiding increases in Operating Expenses in Landlord’s good faith estimate, or (ii) promoting safety, or (b) may be required by Legal Requirements. All such costs shall be amortized over the shorter of the useful life of the capital investment items or the useful life of such reduction in savings with the useful life and amortization schedule being determined in accordance with generally accepted accounting principles (in no event to extend beyond the remaining useful life of the Project).

(xi) Costs of licenses, permits and inspection fees related to the Project.

(xii) Cost of an office in the Building maintained for management of the Project.

(xiii) the costs of operating conference centers and other amenities made available to all tenants of the Building, including base rental and additional rental for such areas

Anything in the foregoing provisions hereof to the contrary notwithstanding, Operating Expenses shall not include the following:

(d) Leasing commissions, attorneys’ fees, costs, disbursements and other expenses incurred in connection with negotiations for leases with tenants, other occupants, or prospective tenants or other occupants of the Project, or similar costs incurred in connection with disputes with tenants, other occupants, or prospective tenants or other occupants of the Project.

(e) Non-cash items, such as deductions for depreciation or obsolescence of the Project and the Project equipment, or interest on capital invested (except as provided in clause (xi) above).

(f) Payments of principal and interest or other finance charges made on any debt (except as provided in clause (xi) above), and rental payments made under any ground or underlying lease or leases, except to the extent that a portion of such payments is expressly for ad valorem/real estate taxes or insurance premiums on the Project.

(g) Costs incurred by Landlord in the sale, financing, refinancing, mortgaging, selling or change of ownership of the Project, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges.

(h) Costs which are to be capitalized in accordance with generally accepted accounting principles not included under Section 3.3(c)(i) through (xiv).

(i) Costs and expenses attributable to the initial construction of the Project.

(j) Any penalty charges incurred by Landlord due to Landlord’s late payment of taxes, utility bills or other amounts included in Operating Expenses except to the extent Landlord was contesting the payment of any such item in good faith.

(k) Allowances and other costs and expenses incurred in fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or prospective tenants of the Building, or vacant leasable space in the Building (including permit, license and inspection costs but excluding normal maintenance, repair and replacement costs).

(l) Cost of any political or charitable donations or contributions.

Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Net Rentable Area of space leased or held for lease in the Building is not fully occupied or provided fully with Building Standard Services during any partial year or any full calendar year, Basic Costs shall be computed for such year as though the Net Rentable Area of space leased or held for lease in the Building had been fully occupied and provided with Building Standard Services.

Notwithstanding any other provision herein to the contrary, expenses included in Operating Expenses, which are reasonably controllable by Landlord (i.e. Operating Expenses exclusive of: snow removal, utilities, security, rubbish collection, janitorial cleaning services, all janitorial supplies, property taxes, insurance, any union services, costs resulting from acts of God, all costs incurred in complying with changes in the law, and any other expenses beyond the reasonable control of the Landlord) (collectively, the “Controllable Expenses”) shall not exceed an annual five percent (5%) cumulative and compounding increase over the Controllable Expenses for the calendar year 2015. If the increase in Controllable Expenses exceeds the above described limit in any given year, Landlord shall be entitled to recover such excessive Controllable Expenses in future years up to the overall cumulative cap described above.

3.4 TENANT’S BASIC COST ADJUSTMENT.

(a) If the actual Basic Costs for any calendar year during the Term exceed the Estimated Basic Costs for such calendar year, Tenant shall pay to Landlord, as additional Rent for such calendar year, an amount (“Tenant’s Basic Cost Adjustment”) equal to Tenant’s Percentage Share of the difference between the actual Basic Costs for that calendar year and the Estimated Basic Costs for that calendar year.

(b) For purposes of determining Tenant’s Percentage Share of Estimated Basic Costs and Tenant’s Basic Cost Adjustment, “Tenant’s Percentage Share” shall mean that percentage found by dividing the Net Rentable Area of the Leased Premises by the greater of (i) ninety-five percent (95%) of the total Net Rentable Area of the space leased or held for lease in the Building, or (ii) the total Net Rentable Area actually leased in the Building.

(c) No later than June 1 of each calendar year during Tenant’s occupancy, or as soon thereafter as reasonably practicable, Landlord shall provide Tenant a statement of the actual Basic Costs for the previous calendar year or partial calendar year, as applicable, occurring during the Term. If the actual Basic Costs for such calendar year or partial calendar year, as applicable, exceeds Estimated Basic Costs for such calendar year or partial calendar year, as applicable, Tenant shall pay the Tenant’s Basic Cost Adjustment to Landlord within thirty (30) days of the delivery of an invoice therefor (the “Annual Reconciliation Payment”). If Estimated Basic Costs exceeds actual Basic Costs for such calendar year or partial calendar year, as applicable, then, within thirty (30) days of sending the annual statement, Landlord, at its option, shall either pay to Tenant or credit against the Base Rental next coming due the excess of Tenant’s Percentage Share of Estimated Basic Costs actually paid by Tenant over Tenant’s Percentage Share of actual Basic Costs for such calendar year or partial calendar year, as applicable. At the time Landlord delivers such statements, or at any time, Landlord also may deliver to Tenant a revised Estimated Basic Costs for the current calendar year, in which case, Tenant’s Basic Cost for such calendar year shall be adjusted accordingly, effective as of the date of the next regularly scheduled monthly payment of Base Rental due hereunder so that the remaining monthly payments of Tenant’s Basic Cost, as adjusted, when added to the payments of Tenant’s Basic Cost already made, will be equal to the amount of Tenant’s Basic Cost for such calendar year or partial calendar year, as applicable, as determined by using Landlord’s revised Estimated Basic Costs.

(d) If an Annual Reconciliation Payment is due by Tenant to Landlord with respect to the immediately preceding calendar year pursuant to Section 3.4(c) above, Tenant, at its sole cost and expense, shall have the right (to be exercised by giving notice to Landlord within sixty (60) days after receipt of the statement of Basic Costs for such previous calendar year) to audit and/or inspect Landlord’s books and records pertaining only to items affecting Basic Costs for such preceding calendar year; provided that such audit and/or inspection must be commenced and concluded by December 31 of the year following the year to which any such disputed item relates; and provided further that such audit and/or inspection does not unreasonably interfere with the conduct of Landlord’s business, that any such audit by Tenant must be conducted by a reputable, independent and nationally recognized certified public accounting firm which cannot be engaged on a contingent fee basis, that Tenant, on behalf of itself, its auditors, agents and employees, agrees to keep the nature and content of all documents confidential, that Tenant shall not be permitted to make copies of, or to retain any, such books and records after the conclusion of the inspection, and that Tenant and its agents will be required to execute a confidentiality statement prior to Land lord making any documents available to Tenant and its agents for review. If Tenant’s audit proves Landlord’s calculation of Tenant’s Basic Cost Adjustment was overstated by more than five percent (5%) and Landlord does not dispute the findings of Tenant’s audit, then Landlord shall reimburse Tenant for Tenant’s actual, reasonable, out-of-pocket third party audit costs (which costs must be determined on an hourly, and not a percentage, basis) for the applicable audit. Notwithstanding the foregoing, if Tenant elects to audit and/or inspect

Landlord’s books and records to the extent permitted above, Land lord, in its sole discretion, may elect to furnish Tenant a copy of an audit prepared by a certified public accountant in lieu of Tenant performing the aforementioned audit and/or review.

3.5 SECURITY DEPOSIT. Tenant hereby agrees to pay to Landlord on the Effective Date, in cash or by certified check, (a) a sum equal to the Base Rental payment plus Tenant’s Basic Cost payment for the first (1st) calendar month of the Term following the Abatement Period equal in amount to $53,597.21 (the “First Month’s Rent”) plus (b) a sum equal to $56,430.04 (the sums in (a) and (b) collectively, the “Security Deposit”). Tenant hereby grants to Landlord a security interest in the Security Deposit. Upon the occurrence of an Event of Default, Landlord, from time to time, without prejudice to any other remedy, may use the Security Deposit to the extent necessary to make good any arrears of Base Rental, Tenant’s Basic Cost, Tenant’s Basic Cost Adjustment, Parking Rental or to pay any other sums owed to Landlord, including any sums described in Section 6.8 or to pay the cost of any damage, injury, expense, or liability caused by any default by Tenant under this Lease. Landlord shall have, and Landlord expressly retains and preserves, all rights of setoff and recoupment and any and all similar remedies available under applicable laws or in equity. To the extent an Event of Default has not occurred under this Lease, that portion of the Security Deposit equal to the First Month’s Rent (to the extent such portion of the Security Deposit has not otherwise been applied by Landlord pursuant to this Section 3.5) shall be applied by Landlord to the Rent due from Tenant immediately following the Abatement Period. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, then the Security Deposit shall be returned to Tenant (without regard to any assignment or encumbrance of the same) within sixty (60) days after (i) the termination of this Lease (provided such termination is not the result of a default by Tenant), (ii) delivery of possession of the Leased Premises to Landlord in accordance with the provisions of Section 5.3, and (iii) payment of all sums due to Landlord. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of a default by Tenant. Tenant shall not be entitled to receive and shall not receive any interest on the Security Deposit, and Landlord may commingle the same with other monies of Landlord. In the event Landlord applies the Security Deposit or any portion thereof to the payment of any sum described above and this Lease is not terminated, Tenant immediately shall deposit with Landlord an amount of money equal to the amount so applied and such amount shall be deemed to be part of the Security Deposit.

IV.

4.1 SERVICES TO BE FURNISHED BY LANDLORD.

(a) Landlord shall furnish Tenant during Tenant’s occupancy of the Leased Premises the following Building standard services (the “Building Standard Services”) so long as an Event of Default has not occurred:

(i) Subject to Legal Requirements, common use rest rooms with hot and cold domestic water at locations provided for general use of other tenants in the Building.

(ii) Central heat and air conditioning in season, subject to curtailment as required by Legal Requirements. Landlord shall furnish such service to Tenant between the hours (the “Building Operating Hours”) of 7:00 A.M. and 6:00 P.M., Monday through Friday, and 8:00 A.M. and 12:00 P.M., Saturday (upon written request by Tenant delivered to Landlord at least twenty-four (24) hours in advance), excluding the following holidays (or the day observed in lieu thereof by the government of the United States): New Year’s Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and such other holidays as may be designated by Landlord (collectively, the “Holidays”).

Upon request of Tenant made in accordance with the Project Rules (defined in Section 5.7), Land lord will furnish air conditioning, ventilating and heating at times other than Building Operating Hours, in which event Tenant shall pay Landlord the then current charges incurred by Landlord to provide such services. As of the Effective Date, the after hour HVAC charge is $45.00 per hour per floor; however such charge is subject to increase by Landlord based upon actual increases in costs that Land lord may incur.

(iii) Routine maintenance and electric lighting service for all Common Areas on floors on which the Leased Premises are located not leased entirely by Tenant, General Common Areas and Service Areas of the Building.

(iv) Janitorial service on a five (5) day per week basis (excluding the Holidays); provided, however, if Tenant requests any such special or additional cleaning in excess of Building Standard Services, Tenant shall pay the actual additional cleaning cost, if any, incurred by Landlord as the result thereof plus a charge equal to fifteen percent (15%) of such additional costs for administrative cost recovery. The Building Standard Janitorial Services to be provided to Tenant are set forth on Exhibit F attached hereto and made a part hereof.

(v) Sufficient electrical capacity transformed to a panel box located in the core of each floor of the Leased Premises for (A) machines of low electrical consumption at standard voltage ( 120 volts, single-phase) to the extent that the total demand load at 100% capacity of said machines of low electrical consumption does not exceed two (2) watts per square foot of Usable Area, and (B) lighting and equipment at high voltage (277 volts, single-phase) to the extent that the total demand load at 100% capacity of said lighting and equipment does not exceed the lower of two (2) watts per square foot of Usable Area or the electrical consumption permitted by Legal Requirements (each such rated electrical design load to be hereinafter referred to as the “Building Standard Rated Electrical Design Load”).

Should Tenant’s non-linear electrical load (created by equipment such as personal computers, television sets, laser printers, copiers or other electronic devices connected to the power system) result in harmonic distortion conditions which cause any adverse effects in the Project, including but not limited to, deration of any transformer, distribution stepdown transformer failures, overheating or melting of neutral conductors, or malfunctioning of various electronic components, Tenant acknowledges that Tenant, at Tenant’s sole cost, shall be obligated to eliminate such harmonic distortion conditions and to repair any damage which results from such harmonic distortion within thirty (30) days of Landlord’s request. If Tenant fails to eliminate such harmonic distortion and repair such damage caused thereby within such thirty (30) day period, Landlord, at its option, may make such corrections deemed necessary by Landlord to eliminate such harmonic distortion and make such repairs, and Tenant shall pay to Landlord on demand Land lord’s cost thereof plus a charge equal to fifteen percent (15%) of such costs for administrative cost recovery.

If Tenant’s electrical equipment and lighting require electrical circuits, transformers or other additional equipment in excess of Tenant’s pro rata share of the Building’s electrical or HVAC systems (which additional equipment shall be hereinafter referred to as the “Additional Electrical Equipment”), Tenant may (at Tenant’s cost, including the cost to design, install, maintain and replace the Additional Electrical Equipment [including the meters]) install the same, provided such installation is compatible with existing Building systems, will not compromise Landlord’s ability to provide services to Tenant or other tenants of the Building and will not be burdensome to the Project or to Landlord, in Landlord’s opinion, and Tenant shall pay all operating costs related to that requirement (including, without limitation, the cost of electricity, water or other services consumed through, or in connection with, the Additional Electrical Equipment).

The method of design and installation of any Additional Electrical Equipment (including any related meter) required by Tenant shall be subject to the prior written approval of Landlord and shall be performed by Landlord at Tenant’s sole cost (including a charge equal to fifteen percent (15%) of such cost for the review and installation of such Additional Electrical Equipment for administrative cost recovery).

Tenant shall pay to Landlord the cost of electricity consumed in excess of the Building Standard Rated Electrical Design Load as determined by meter, or if not metered, as otherwise reasonably estimated by Landlord, plus any actual accounting expenses incurred by Landlord in connection with the metering thereof. Landlord may cause the entire Leased Premises to be separately metered (at Tenant’s expense, including, without limitation, the cost of installing, maintaining, repairing and replacing such meters to the extent necessary), in which event Tenant shall pay the actual cost of electricity consumed by Tenant.

(vi) All Building Standard (defined in Exhibit C-1) fluorescent bulb replacement in all public areas of the Project and all incandescent bulb replacement in the Common Areas on floors on which the Leased Premises are located not leased entirely by Tenant, General Common Areas and Service Areas.

(vii) Perimeter access control for the Project during hours other than Building Operating Hours; PROVIDED, HOWEVER, LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES DUE TO THEFT OR BURGLARY, OR FOR DAMAGES OR INJURY TO PERSONS OR PROPERTY DONE BY PERSONS GAINING ACCESS TO THE LEASED PREMISES OR THE PROJECT, AND TENANT HEREBY RELEASES LANDLORD FROM ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EVEN IF CAUSED BY LANDLORD’S NEGLIGENCE. Tenant shall cooperate fully in Landlord’s efforts to maintain access control in the Building and shall follow all regulations promulgated by Landlord with respect thereto.

(viii) Non-exclusive multiple cab passenger elevator service to the Leased Premises during Building Operating Hours on weekdays, with passenger elevator service to the

Leased Premises by at least one (1) cab twenty-four (24) hours per day, and non-exclusive freight elevator service to the Leased Premises during Building Operating Hours on weekdays with such freight elevator service available at other times upon reasonable prior notice (however, all of the foregoing shall be subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal Building operating systems); provided that such elevator access shall be subject to Landlord’s access control measures.

In the event Tenant desires Landlord to provide any of the aforementioned services (including heating and air-conditioning) in amounts in excess of Building Standard Services or in addition to the Building Operating Hours, and provided such services are compatible with existing Building systems, will not compromise Landlord’s ability to provide services to Tenant or other tenants of the Building and are not burdensome to the Project or to Landlord, in Landlord’s opinion, and so long as an Event of Default is not in existence, Landlord may elect (but is not required) to provide such excess or additional services and Tenant shall pay Landlord as additional rent hereunder the cost of providing such excess or additional services, including without limitation, design, metering, installation and operating costs plus a charge equal to fifteen percent (15%) of such costs for administrative cost recovery.

(b) To the extent the services described in Section 4.l(a) require electricity, water, gas, steam or other utility services supplied by public utilities, Landlord’s covenants hereunder shall impose on Landlord only the obligation to use its good faith1 reasonable efforts to cause the applicable public utilities to furnish the same. Landlord shall not be responsible for, and shall have no liability with respect to, the quality or condition of any services provided by such public utilities.

(c) Failure by Landlord to any extent to furnish any of the aforementioned services to Tenant, the Leased Premises or the Project, or any cessation (including any partial curtailment) thereof, shall not render Landlord liable in any respect for damages to person, property or otherwise, nor to be construed as an eviction of Tenant, nor work an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any of the equipment or machinery utilized in supplying the services listed herein break down, or for any cause cease to function properly, such failure shall not work as an abatement of Rent, nor be construed as an eviction of Tenant, nor relieve Tenant from fulfilling any covenant or agreement contained herein, nor render Landlord liable for damages; however, Landlord shall use reasonable diligence to repair same promptly.

4.2 KEYS AND LOCKS. Landlord shall furnish Tenant with two (2) keys for each Building Standard corridor door serving the Leased Premises. In addition, should Tenant choose to install additional security access equipment for entry to the Leased Premises, Landlord shall program and provide to Tenant security cards (the “Security Cards”) to permit Tenant and its employees access through any corridor door to the Leased Premises. Such security cards shall grant access to the Building, the Leased Premises and the Garage only in a manner consistent with, and to those individuals listed on, an access card request form to be supplied by Landlord to Tenant (the “Access Card Request Form”). Tenant may limit the access of individual recipients of the Security Cards by requesting such on the Access Card Request Form. No deposit is required to be paid by Tenant for each Security Card upon receipt of such card; provided, however, that Tenant shall pay to Landlord, either before or at the time of the expiration of the Term of this Lease, Ten and No/100 Dollars ($10.00) for each Security Card that either is not returned to Landlord or is returned to Landlord not in reusable condition.

Additional keys or security cards (collectively, the “Access Equipment”) shall be furnished by Landlord at Tenant’s written request, at a charge by Landlord equal to the costs of such Access Equipment plus an additional charge of ten percent (10%) of such cost for administrative cost recovery. All Access Equipment furnished to Tenant by Landlord shall remain the property of Landlord. Subject to the following sentence, no additional locks shall be allowed on any door of the Leased Premises and Tenant shall not make or permit to be made any duplicate Access Equipment, except those furnished by Landlord. Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall have the right to change or replace any locks within the Leased Premises (and any corresponding keys) or place additional locks within the Leased Premises provided such locks conform to the Building key system and Landlord is provided keys therefor. Upon termination of this Lease, Tenant shall surrender to Landlord all Access Equipment to the Leased Premises, including, without limitation, the keys to any locks on doors entering or within the Leased Premises, and Tenant shall give to Landlord the combination(s) for all safes, safe cabinets and vault doors, if any, in the Leased Premises.

4.3 WINDOW COVERINGS. Landlord shall provide and install Building Standard interior window coverings on all exterior windows in the Building as Building Standard Improvements. Tenant agrees to use the Building Standard window coverings on all exterior windows of the Building. Tenant shall not place or maintain any window coverings, blinds or drapes on any exterior window (other than those supplied by Landlord) without Landlord’s prior written approval which Landlord shall have the right to grant or withhold in its absolute and sole discretion. Tenant acknowledges that breach of this covenant will directly and adversely affect the exterior appearance of the Project and the operation of the heating, ventilating and air conditioning systems.

4.4 GRAPHICS. Landlord shall provide and install Tenant’s name and suite numerals adjacent to the main entrance door to the Leased Premises. All such letters and numerals shall be in the Building Standard graphics. All graphics of Tenant visible in or from public corridors, elevator cabs or other public areas shall be Building Standard graphics and subject to Landlord’s prior written approval in its sole and absolute discretion. Landlord also will be responsible for the initial installation of Tenant’s name and suite number in the Building directory located in the lobby on Floor 1 of the Building. Landlord shall not be liable for any inconvenience or damage occurring as the result of any error or omission in any directory or graphics.

4.5 REPAIRS BY LANDLORD. Landlord shall be required only to make such improvements, repairs or replacements as may be required for normal maintenance of the Leased Premises, and such additional maintenance as may be necessary because of damage by persons other than Tenant, its agents, employees, invitees or visitors. The obligation of Landlord to maintain and repair the Leased Premises shall be limited to the Building Standard Improvements. Landlord shall not otherwise be obligated to make improvements to, or repairs of, the Leased Premises. All leasehold improvements other than the Building Standard Improvements will be maintained by Tenant or, at Tenant’s request, by Landlord at Tenant’s expense which shall be an amount equal to Landlord’s actual cost plus an additional charge of fifteen percent (15%) of such cost for administrative cost recovery.

4.6 PEACEFUL ENJOYMENT. Tenant shall, and may peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the Rent herein recited and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord’s interest hereunder.

4.7 NO WARRANTIES. LANDLORD’S DUTIES AND WARRANTIES ARE LIMITED TO THOSE EXPRESSLY STATED IN THIS LEASE AND SHALL NOT INCLUDE ANY IMPLIED DUTIES OR IMPLIED WARRANTIES, NOW OR IN THE FUTURE. NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY LANDLORD OTHER THAN THOSE CONTAINED IN THIS LEASE. TENANT HEREBY WAIVES ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES WHICH MAY EXIST BY OPERATION OF LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.8 FORCE MAJEURE. Landlord shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond Landlord’s control, which shall include without limitation, all labor disputes, public disorder, riot, insurrection, acts of war, governmental regulations or controls, fire or other casualty, inability to obtain any materials or services, or acts of God.

4.9 FITNESS CENTER. For so long as Landlord maintains the existing free-standing, full service fitness center (the “Fitness Center”) at the Building, Tenant shall have the non-exclusive right to use the Fitness Center at no rental charge on a first-come, first-served basis along with all other tenants of the Building. All costs associated with operating, maintaining, cleaning, repairing and replacing the equipment in the Fitness Center, plus a fair market rental, including base rental and additional rental for the Fitness Center, shall be included in Operating Expenses; provided, however, Tenant shall be solely responsible for the costs of any special services related to Tenant’s use of the Fitness Center. Tenant understands and agrees that Landlord has no obligation to provide the Fitness Center at the Building and Landlord may elect to (x) close the Fitness Center at any time without notice or (y) alter the size and location of the Fitness Center and the type of equipment provided therein. Further, Landlord has no obligation to provide staff for the Fitness Center. Tenant acknowledges and agrees that the use of the Fitness Center by Tenant and/or its employees is voluntary and, in consideration of the use of the Fitness Center, shall be undertaken by Tenant and each of Tenant’s employees at its sole risk. Neither Landlord nor Landlord’s officers, directors, members, partners, agents and/or employees (collectively, the “Released Parties”) shall be liable for any claims, demands, injuries, damages, actions or causes of action whatsoever arising out of or connected with Tenant’s and any of Tenant’s employees use of the Fitness Center and their facilities and services. TENANT DOES HEREBY EXPRESSLY FOREVER WAIVE, RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY ARISING FROM ALL SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES OF ACTION RELATING IN ANY WAY TO THE FITNESS CENTER, INCLUDING LIABILITY FROM ALL ACTS OF ACTIVE OR PASSIVE NEGLIGENCE,

INCLUDING SOLE OR GROSS NEGLIGENCE, ON THE PART OF THE RELEASED PARTIES. Further, as a condition to each person’s use of the Fitness Center, Tenant shall cause each person using the Fitness Center to execute a release on Landlord’s then-current standard form prior to such party’s use of the Fitness Center. The waivers contained in this Section 4.9 shall survive the expiration or earlier termination of the Lease.

V.

5.1 PAYMENTS BY TENANT. Tenant shall pay all Rent at the times and in the manner herein provided. Any failure by Tenant to pay Rent shall give rise to the rights and remedies provided in Section 6.8.

5.2 DAMAGE TO PROJECT. Subject to the provisions of Section 6.14, at Tenant’s own cost and expense, and by use of a contractor or contractors approved in writing by Landlord, Tenant shall repair or replace in accordance with all Legal Requirements any damage or injury done to the Leased Premises or the Project, or any portion thereof, caused by Tenant or Tenant’s agents, employees, invitees or visitors, which repairs or replacements must be made to the same or as good a condition as existed prior to such injury or damage; provided, however, Landlord, at its option, may make such repairs or replacements, and Tenant shall repay Land lord on demand the actual cost thereof (plus a charge equal to fifteen percent (15%) of such costs for administrative cost recovery).

5.3 CARE OF THE LEASED PREMISES. Subject to the provisions of Section 4.5, at Tenant’s own cost and expense, and by use of a contractor or contractors approved in writing by Landlord, Tenant shall keep the Leased Premises and all leasehold improvements in a good and presentable condition, at least similar to the condition as of the Commencement Date, normal wear and tear excepted, and shall perform all repairs and improvements required by any Legal Requirement. If Tenant fails to commence any such repairs to the Leased Premises and the leasehold improvements within ten (10) days after written notice from Landlord, and thereafter diligently proceed with such repair until completion, Landlord, at its option, may make such repair or any replacement deemed necessary by Landlord, and Tenant shall pay to Landlord on demand Landlord’s cost thereof plus a charge equal to fifteen percent (15%) of such costs for administrative cost recovery. Tenant shall not commit or allow any waste or damage to be committed on any portion of the Leased Premises or Project. Upon the expiration or any earlier termination of this Lease, Tenant shall deliver up said Leased Premises to Landlord in as good a condition as such premises existed on the date of initial occupancy of the Leased Premises, ordinary wear and tear excepted. Upon the expiration or termination of this Lease, Landlord shall have the right to re-enter and resume possession immediately of the Leased Premises and Tenant’s leasehold improvements.

5.4 ASSIGNMENT AND SUBLETTING.

(a) Except as provided in Section 5.4(b), Tenant shall not, without Landlord’s prior written consent (which may be withheld in Landlord’s absolute discretion), (i) assign, convey, mortgage, pledge, encumber, or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Lease or any interest hereunder; (ii) allow any lien to be placed upon Tenant’s interest hereunder ; (iii) sublet the Leased Premises or any part thereof; or (iv) permit the use or occupancy of the Leased Premises or any part thereof by anyone other than Tenant. Any attempt to consummate any of the foregoing without Landlord’s consent shall be of no force or effect and shall be an Event of Default under this Lease. For purposes hereof, (A) the transfer of the ownership or voting rights in a controlling interest of the voting stock of Tenant (if Tenant is a corporation), (B) the transfer of a general partnership interest or the transfer of twenty-five percent (25%) or more of the limited partnership interests in Tenant (if Tenant is a partnership), (C) the transfer of a controlling interest or the transfer of twenty-five percent (25%) of the member interests in Tenant (if Tenant is a limited liability company), (0) the merger or consolidation of Tenant with or into any other corporation or entity, or (E) a sale or transfer of fifty percent (50%) or more of Tenant’s assets, at any time throughout the Term shall be deemed to be an assignment of this Lease.

Notwithstanding the provisions of the first sentence of this subsection (a), the consent of Landlord need not be obtained if the assignment or subletting is to an Affiliate (defined below) of Tenant so long as (1) the assignee or sublessee shall be engaged in the same field of services as Tenant, (2) the assignee or sublessee is engaged in a business customarily acceptable for a tenant in a first class high-rise office building in Houston, Texas, (3) any assignee shall assume all of the obligations of Tenant under this Lease, (4) at the time of such assignment or subletting, this Lease is in full force and effect and there is no breach under this Lease on the part of Tenant, and (5) the assignee’s or sublessee’s proposed use of the Leased Premises is not in violation of this Lease (such Affiliate of Tenant complying with clauses (1), (2), (3), (4) and (5), hereinafter a “Permitted Affiliate”). At least ten (10) days prior to the effective date of any such assignment or sublease to a Permitted Affiliate, Tenant agrees to furnish Landlord with notice of such assignment or sublease and copies of the instruments effecting any such assignment or sublease. Additionally, within thirty (30) days after the effective date of any such assignment or sublease to a Permitted Affiliate, Tenant agrees to furnish Landlord with copies of the fully executed instruments effecting any such assignment or sublease and documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such sublease or assignment. Any such assignee of Tenant must assume and agree in writing to fully perform and observe all of the obligations and agreements of Tenant under this Lease and any such sublessee shall sublease such portion of the Leased Premises subject to the provisions of this Lease. No such assignment or subletting shall relieve Tenant, any other tenant, or any guarantor of this Lease of any covenants or obligations under this Lease or any such guaranty and Tenant, any other tenant, and any guarantors of this Lease shall remain fully liable hereunder and thereunder. Notwithstanding anything to the contrary set forth in this Lease, the rights granted to Tenant under this paragraph of subsection (a) as to assignments and subleases to Permitted Affiliates shall not be assignable by Tenant, shall inure only to the benefit of Tenant and shall not be enforceable by any assignee or sublessee of Tenant.

As used herein, “Affiliate” shall mean any person or entity controlling, controlled by, or under common control with, another person or entity. “Control” as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity (the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty percent (50%) of the voting interest in, any person or entity shall be presumed to constitute such control).

(b) Notwithstanding the provisions of Section 5.4(a) above, Tenant shall be permitted to sublease the Leased Premises or assign its interest in this Lease after Tenant initially occupies the Leased Premises subject to the provisions of this Section 5.4(b). If Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord written notice (which shall specify the proposed economic terms and duration of the proposed sublease or assignment and shall contain information concerning the business, reputation and creditworthiness of the proposed sublessee or assignee as shall be sufficient to allow Landlord to form a commercially reasonable judgment with respect thereto) of Tenant’s desire to sublease or assign at least sixty (60) days in advance of the date on which Tenant desires to make such sublease or assignment (the “Notice”). Landlord then shall have thirty (30) days following receipt of such Notice within which to notify Tenant in writing that Landlord elects, in its sole and absolute discretion, to (i) permit Tenant to assign this Lease or sublet such space subject to Landlord’s approval of the assignee or sublessee, or (ii) terminate this Lease as to the space so affected as of the date so specified by Tenant (and as to option (ii) only Tenant will be relieved of all further obligations hereunder as to such terminated space). If Landlord should fail to notify Tenant in writing of such election within said thirty (30) day period, Landlord shall be deemed to have elected option (i) and to have disapproved of the proposed sublease or assignment pursuant to following provisions of this Section 5.4(b). If Landlord elects, or is deemed to have elected, option (i), Landlord shall not unreasonably withhold such consent to such sublessee or assignee if (1) any such sublessee or assignee is creditworthy as determined by Landlord and is of a character, kind and type customarily found in first-class office buildings in Houston, Texas, (2) such sublease or assignment does not violate any lease agreement with any other tenant or potential tenant with which Landlord has entered into a lease or a letter of intent (as applicable) in the Project, and (3) the use of the Leased Premises by such proposed assignee or sublessee is permitted under this Lease. Without limiting the foregoing, in no event shall the following be considered as suitable assignees or sublessees under this subsection (b): any governmental body, agency or bureau (of the United States, any state, county, municipality or any subdivision thereof); any foreign government or subdivision thereof; any health care professional or health care service organization; schools or similar organizations; employment agencies; radio, television or other communication stations; restaurants; and retailers offering retail services from the Leased Premises. If Landlord elects, or is deemed to have elected, option (i) and fails to approve or disapprove any such sublessee or assignee within ten (10) days following Landlord’s election or deemed election of option (i), such sublessee or assignee and the proposed sublease or assignment shall be deemed disapproved. If Landlord elects, or is deemed to have elected, option (i) and the proposed sublessee or assignee is approved by Landlord, the following shall apply to the sublease or assignment (and shall be conditions thereto):

(i) Each sublessee or assignee shall fully observe all covenants of this Lease, including without limitation, the provisions of Section 2.2 of this Lease, and no consent by Landlord to an assignment or sublease shall be deemed in any manner to be a consent to (A) a use not permitted under Section 2.2, or (B) an assignment by Tenant of any rights which are otherwise not assignable pursuant to other provisions of this Lease;

(ii) At the time of any such assignment or subletting, this Lease is in full force and effect and there is no breach under this Lease on the part of Tenant;

(iii) Any such assignment or subletting shall be subject to all the terms, covenants and conditions of this Lease and any assignee must assume in writing all the rights and obligations of the assignor hereunder;

(iv) If the aggregate rental, bon us or other consideration paid by the assignee or sublessee of any such space exceeds the Base Rental and Tenant’s Basic Cost (as adjusted by Tenant’s Basic Cost Adjustment) paid to Landlord for such space during the applicable period, then such excess shall be paid to Landlord within fifteen (15) days after receipt by Tenant together with all consideration received in connection with such assignment. With any payment made by Tenant to Landlord under this clause (4), Tenant shall furnish Landlord with an accounting prepared and certified to by Tenant of its determination of the sums owed to Landlord hereunder;

(v) No assignment or subletting by Tenant shall relieve Tenant or any guarantor of this Lease of any obligations or covenants under this Lease or any such guaranty and Tenant and any guarantor of this Lease shall remain fully liable hereunder or thereunder (as applicable); and

(vi) A copy of the original sublease or assignment (and all amendments thereto) shall be delivered to Landlord within fifteen (15) days from the effective date thereof.

If the proposed sublessee or assignee is approved by Landlord and Tenant fails to enter into the sublease or assignment with the approved sublessee or assignee within one hundred eighty (180) days after the date Tenant submitted its proposal to Land lord, then Landlord’s approval of the proposed sublease or assignment shall be deemed null and void and Tenant must comply again with all of the conditions of this Section 5.4.

(c) If, in accordance with this Section 5.4, the Leased Premises or any part thereof is sublet or occupied by other than Tenant or this Lease is assigned, Landlord, during the continuance of a breach under this Lease on the part of Tenant, if any, may collect rent from the subtenant, assignee or occupant, and apply the net amount collected to Rent due by Tenant to Landlord under this Lease, and Tenant hereby authorizes and directs any such assignee or sublessee to make such payments of rent direct to Landlord upon receipt of notice from Landlord. Additionally, Landlord is authorized and empowered, on behalf of Tenant, to endorse the name of Tenant upon any check, draft, or other instrument payable to Tenant evidencing payment of rent, or any part thereof, and to receive and apply the proceeds therefrom in accordance with the terms of this Lease. No such subletting, assignment, occupancy, or collection shall be deemed (i) a waiver of any of Tenant’s covenants contained in this Lease, (ii) a release of any guarantor of this Lease from further performance of its covenants under such guaranty, (iii) a release of Tenant from further performance by Tenant of its covenants under this Lease, or (iv) a waiver of any of Landlord’s other rights hereunder.

(d) Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Leased Premises, no sublessee or assignee may exercise any renewal options, expansion options, rights of first offer or similar rights under this Lease except (x) in accordance with a separate written agreement entered into directly between such sublessee or assignee and Landlord, or (y) the expansion options and the renewal options may be exercised by any permitted assignee (but not a sublessee) of Tenant’s entire interest under this Lease that is a Permitted Affiliate, provided in the event of clauses (x) or (y) Tenant continues to be liable for the performance of all obligations hereunder, as increased or otherwise affected by the exercise of such rights. Tenant may not exercise any renewal options, expansion options, rights of first offer or similar rights under this Lease if Tenant has (i) assigned all of its interest in this Lease or (ii) subleased thirty percent (30%) or more of the Leased Premises to other than a Permitted Affiliate.

(e) Any attempted assignment or sublease by Tenant in violation of the terms and covenants hereof shall be void and shall be an Event of Default under this Lease. Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord’s consent to any other or subsequent assignment or sublease, and any proposed sublease or assignment by a sublessee of Tenant shall be subject to the provisions hereof as if it were a proposed sublease or assignment by Tenant.

(f) In any subletting undertaken by Tenant, Tenant shall diligently seek to obtain not less than fair market rental value for the space so sublet. In any assignment of this Lease in whole or in part, Tenant shall seek to obtain from the assignee consideration reflecting a value of not less than fair market rental value for the space subject to such assignment. Notwithstanding anything to the contrary contained in this Section 5.4, Tenant shall not be permitted to sublease any portion of the Leased Premises or assign this Lease to (i) any person or entity that is actually a tenant of the Building at the time the Notice is furnished to Landlord (an “Actual Tenant”), or (ii) any Affiliate of an Actual Tenant if such Affiliate intends to use a significant portion of the Leased Premises subject to such assignment or sublease for purposes of the conduct of the business then being conducted by the Actual Tenant in its leased premises or such Affiliate is entering into such assignment or sublease as a means to circumvent the provisions of clause (i) above.

(g) Any improvements, additions, or alterations to the Building or the Project that are required by Legal Requirements, or are reasonably deemed necessary or appropriate by Landlord, as a result of any subletting or assignment hereunder, shall be installed and provided without cost or expense to Landlord.

(h) Notwithstanding anything to the contrary contained herein, in no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for the use, occupancy or utilization of any part of the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for the use, occupancy or utilization of any part of the Leased Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Leased Premises shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of space in the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales) and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Leased Premises. Further, notwithstanding anything in this Lease to the contrary, in no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for the use, occupancy or utilization of any part of the Leased Premises, or otherwise transfer its rights hereunder, if the same would (i) require the payment of any consideration that would not qualify as “rents from real property,” as that term is defined in Section 856(d) of the Internal Revenue Code, or (ii) cause any portion of the amounts payable under this Lease to fail to qualify as rents from real property within the meaning of said Section 856(d) of the Internal Revenue Code.

5.5 ALTERATIONS, ADDITIONS AND IMPROVEMENTS.

(a) Tenant shall not permit the Leased Premises to be used for any purpose other than that stated in Section 2.2 hereof, or make or allow to be made any alterations, physical additions or improvements in or to the Leased Premises, or place signs on or in the Leased Premises which are visible from outside the Leased Premises, without first obtaining the prior written consent of Landlord (which consent may be withheld in Landlord’s sole discretion). Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to alterations, physical additions or changes to the Leased Premises that do not adversely affect the Building structural, mechanical, electrical, plumbing, heating, ventilating, air conditioning, life safety or other base Building improvements or systems, provided such additions or changes (i) are not visible from the exterior of the Leased Premises or the Building, (ii) do not affect the exterior of the Building, the structure of the Building or any public areas of the Project, (iii) do not violate any provision of this Lease, (iv) do not violate any Legal Requirements, and (v) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project. If Landlord consents to said alterations, improvements, or additions, or placement of signs, Landlord may impose such conditions with respect thereto as are reasonably appropriate, including without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work, insurance against liabilities which may arise out of such work, plans and specifications, and permits for such work. Tenant’s plans and specifications and construction means and methods shall be subject to Landlord’s written approval. Tenant shall furnish to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder. Landlord may hire outside consultants to review such documents and information furnished to Landlord and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees, upon demand.

(b) The work necessary to make any permitted alterations, improvements, or additions to the Leased Premises shall be done at Tenant’s expense by contractors approved in writing by Landlord (each such contractor hereinafter referred to as an “Outside Contractor”) or, at Landlord’s election, by Landlord (without cost or expense to Landlord). If Landlord performs any such work, upon completion of such work Tenant shall pay Land lord a fee for Landlord’s supervision and administration of such work equal to fifteen percent (15%) of the cost of such work. All work performed by an Outside Contractor shall be performed in a good and workmanlike manner and in compliance with all Legal Requirements, Landlord’s requirements, with the provisions of this Section 5.5 and all applicable Project Rules and the construction rules and regulations attached hereto as Exhibit C-2. Tenant shall give Landlord at least ten (10) days prior written notice before the commencement of any work pursuant to this Section 5.5. Additionally, it shall be Tenant’s responsibility to ensure that the Outside Contractor shall (i) conduct its work in such a manner so as not to unreasonably interfere with any other construction occurring on or in the Project or with the transaction of business in the Project; (ii) comply with such reasonable rules and regulations applicable to all work being performed in the Project as may be promulgated from time to time by Landlord; (iii) maintain such insurance and bonds in full force and effect as may be reasonably requested by Landlord or as required by Legal Requirements; and (iv) be responsible for reaching agreement with Landlord as to the terms and conditions for all contractor items relating to conducting its work. As a condition precedent to Landlord’s approving the Outside Contractor pursuant hereto, Tenant and the Outside Contractor shall deliver to Landlord such assurances or instruments as Landlord may reasonably require to evidence the Outside Contractor’s compliance or agreement to comply with the provisions of clauses (i), (ii), (iii), and (iv) of this subsection (b). Landlord retains the right to make periodic inspections to assure conformity of the work of the Outside Contractor with the aforementioned rules and regulations and with the plans and specifications approved by Landlord. Within thirty (30) days after substantial completion of any work by Tenant, Tenant, at Tenant’s cost and expense, shall furnish Landlord “as-built” drawings of such work and shall cause the architect(s) and/or engineer(s) that performed in connection with the work to prepare a report, in form and substance acceptable to Landlord, for the benefit of Landlord, certifying to the compliance of the work constructed by any Outside Contractor with the plans and specifications approved by Landlord. Each Outside Contractor shall not perform and, upon the request of Landlord, whether written or oral, each Outside Contractor shall cease to perform, any activity that is disruptive to the conduct of business within the Project or other tenants or occupants of the Project.

(c) Any and all such alterations, physical additions or improvements, when made to the Leased Premises by Tenant or on Tenant’s behalf, shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, this sentence shall not apply to movable equipment or furniture owned by Tenant. If Tenant fails to remove such movables upon termination of this Lease, Landlord may have the same removed and any resulting damage repaired at Tenant’s expense. In such event, such movables will automatically become the property of Landlord and may be disposed of by Landlord in its sole discretion, without any right of reimbursement therefor to Tenant.

(d) Tenant shall not allow any liens to be filed against the Leased Premises or the Project in connection with the installation of Tenant’s improvements in, or any repair or alteration work to, the Leased Premises performed by Tenant or an Outside Contractor. If any such liens shall be filed, Tenant shall cause the same to be released within five (5) days after the filing thereof by bonding or other method acceptable to Landlord. If Tenant shall fail to timely cancel or discharge said lien or liens as required above, Landlord, at its sole option, may cancel or discharge the same and Tenant shall pay to Landlord upon demand, Landlord’s cost thereof plus a charge equal to fifteen percent (15%) of such costs for administrative cost recovery. Upon completion of any such work, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for, labor, services, or material. Tenant shall indemnify and hold harmless Landlord from all losses, costs, damages, claims and expenses (including attorneys’ fees and costs of suits), liabilities or causes of action arising out of or relating to any alterations, additions or improvements that Tenant or any Outside Contractor makes to the Leased Premises, including any occasioned by the filing of any mechanic’s, materialman’s, construction or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work. All materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Leased Premises are hereby charged with notice that they must look solely to Tenant for payment of same and Tenant’s purchase orders, contracts and subcontracts in connection therewith must clearly state this requirement. Landlord shall have the right at all times to post and keep posted on the Leased Premises any notices permitted or required by Legal Requirements, or that Landlord shall deem proper for the protection of Landlord, the Leased Premises, the Project and any other party having an interest therein, from liens. Without limiting the generality of the foregoing, Tenant shall repair or cause to be repaired at its expense all damage caused by any Outside Contractor, its subcontractors or their employees. Tenant shall reimburse Landlord for any costs incurred by Landlord to repair any damage caused by any Outside Contractor or any costs incurred by Landlord in requiring any Outside Contractor’s compliance with the rules and regulations. Additionally, Tenant shall reimburse Landlord for the reasonable costs Landlord may incur to have an engineer review all mechanical, structural, electrical, plumbing and life safety systems installed by any Outside Contractor.

(e) Tenant agrees specifically that no food, soft drink or other vending machine will be installed within the Leased Premises without Landlord’s prior written approval.

5.6 LEGAL USE AND VIOLATIONS OF INSURANCE COVERAGE. Tenant shall not occupy or use the Leased Premises, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose other than that stated in Section 2.2 hereof, or for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire, which creates noxious or offensive odors emanating from the Leased Premises, or generates chemicals or hazardous substances. Tenant shall not use, operate or maintain the Leased Premises in such manner that any of the rates for any insurance carried by Landlord or any other owner or occupant of premises in the Building shall thereby be increased, or in such manner as will affect or cause a cancellation of any such insurance policy.

5.7 LEGAL REQUIREMENTS; RULES OF THE PROJECT.

(a) As used in this Lease, “Legal Requirements” shall mean any applicable law, statute, ordinance, order, rule, regulation, decree or requirement of a Governmental Authority, and “Governmental Authority” shall mean the United States, the state, county, city and political subdivisions in which the Project is located or which exercise jurisdiction over the Project, and any agency, department, commission, board, bureau or instrumentality of any of them which exercise jurisdiction over the Project. Tenant shall comply with (and shall indemnify Landlord for Tenant’s failure to comply with), and shall cause its employees, contractors and agents to comply with, and shall use its best efforts to cause its customers, visitors and invitees to comply with, all Legal Requirements relating to the use, condition or occupancy of the Leased Premises (including, without limitation, the Americans with Disabilities Act, all Legal Requirements applicable to Tenant’s business and operations in the Leased Premises and all orders and requirements imposed by any Health Officer, Fire Marshall, Building Inspector or other

Governmental Authority) and with the rules of the Project adopted by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and the Project and for preservation of good order therein (the “Project Rules”). In the event of any conflict between the provisions of this Lease and the Project Rules, the provisions of this Lease shall control. The initial Project Rules are attached hereto as Exhibit E.

(b) Without limiting the provisions of subsection (a) above, Tenant shall comply with all applicable Legal Requirements regarding health, safety or the environment (the “Environmental Laws”), including without limitation the application for and maintenance of all required perm its, the submittal of all notices and reports, proper labeling, training and recordkeeping, and timely and appropriate response to any Release (defined below) or other discharge of a substance under Environmental Laws. In no way limiting the generality of the foregoing, Tenant shall not cause or permit the use, generation, storage, Release or disposal in or about the Leased Premises or the Project of any substances, materials or wastes subject to regulation under Legal Requirements from time to time in effect concerning hazardous, toxic or radioactive materials (collectively, the “Hazardous Materials”), unless Tenant shall have received Landlord’s prior written consent, which consent Landlord may withhold or revoke at any time in its sole discretion. Additionally, Tenant shall not permit to be present upon the Leased Premises, or contained in any transformers or other equipment thereon, any PCB’s. “PCB” means any oil or other substance containing polychlorinated biphenyl (as defined in 40 CFR 761.3). Tenant shall not permit any asbestos, or any structures, fixtures, equipment or other objects or materials containing asbestos on the Leased Premises. Tenant shall immediately notify Landlord of the presence of any Reportable Quantity (defined below) of a Hazardous Material on or about the Leased Premises. As used in this Lease, “Reportable Quantity” shall mean that amount defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, pertinent regulations thereunder or other relevant Environmental Laws.

Tenant shall indemnify, protect, defend (with counsel reasonably approved by Landlord) and hold Landlord, and the directors, officers, shareholders, employees and agents of Landlord, harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, costs, and liabilities, including reasonable attorneys’ fees incurred in enforcing this Lease, performance on Tenant’s behalf, or collecting any sums due hereunder, (collectively, the “Costs”) that arise directly or indirectly from or in connection with the presence, suspected presence, Release (defined below), or suspected Release of Hazardous Materials arising out of, in connection with, or by reason of the action or inaction of Tenant, or Tenant’s officers, directors, partners, agents, employees, contractors, subtenants, invitees and visitors. As used in this Lease, “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles). If Land lord incurs any Costs, Tenant shall pay to Landlord the amount thereof upon demand. Without limiting the generality of the foregoing, there shall be included in Costs, capital, operating, and maintenance costs incurred in connection with any investigation or monitoring of site conditions, any clean up, containment, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any nongovernmental entity or person.

5.8 RIGHTS RESERVED BY LANDLORD. Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Leased Premises at all reasonable hours and upon reasonable notice (except for emergencies and routine cleaning for which such entry may be made at any time and without notice) to inspect same, clean or make repairs, alterations or additions thereto and to show same to prospective tenants, subtenants, mortgagees and purchasers as Landlord may deem necessary or desirable. Additionally, Landlord shall have the right from time to time, without unreasonable interference with Tenant’s use of the Leased Premises, to decorate and to make repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Project, or any part thereof, to enter upon the Leased Premises therefor, and to alter or relocate entrances, passageways, doors, corridors, elevators, stairs, rest rooms, or other General Common Areas, Service Areas or Common Areas, and during the continuance of such work, to temporarily close doors, entryways, public space and corridors in the Building. Tenant shall not be entitled to any abatement or reduction of any sums due under this Lease by reason of the foregoing activities, nor shall such activities be construed to be an eviction of Tenant, a default by Landlord hereunder, or a breach of the covenant of quiet enjoyment.

5.9 NUISANCE. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Project.

5.10 SUBORDINATION. This Lease is subject and subordinate to each ground or land lease which may now or hereafter cover all or any part of the Project and to each mortgage or deed of trust which may now or hereafter encumber all or any portion of the Project and to all renewals, modifications, consolidations, replacements and extensions thereof. This Section 5.10 shall be self-operative and no further instrument of subordination need be required by any mortgagee or lessor. Tenant, however, upon Landlord’s request, shall execute promptly any appropriate certificate or instrument in confirmation of such subordination. Tenant hereby constitutes and appoints Landlord as Tenant’s attorney in fact to execute any such certificate or instrument for and on behalf of Tenant in the event Tenant fails to execute such certificate or instrument within ten (10) days following Landlord’s request. In the event of the enforcement by the lessor under any such ground or land lease or the trustee, the mortgagee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by such ground or land lease, mortgage or deed of trust, Tenant, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement (collectively, “Successor”), automatically will become the tenant of such Successor without change in the terms or other provisions of this Lease; provided, however, that such Successor shall not be (a) subject to any credits, offsets, defenses or claims which Tenant may have against any prior landlord, (b) bound by any payment of Rent for more than one (1) month in advance, (c) bound by any amendment or modification of this Lease made after the applicable ground or land lease, mortgage or deed of trust is placed against the Project without the written consent of such trustee, mortgagee, beneficiary or landlord, (d) liable for any act, omission, neglect or default of any prior landlord, or (e) required to make any capital improvements to the Project or the Leased Premises which Landlord may have agreed to make but had not completed. Notwithstanding the foregoing, the holder of any ground or land lease that may affect all or any portion of the Project or the holder of any mortgage or deed of trust that may encumber all or any portion of the Project may elect at any time to cause their interest in the Project to be subordinate and junior to Tenant’s interest under this Lease by filing an instrument in the real property records of Harris County, Texas effecting such election and providing Tenant with notice of such election. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any holder of a mortgage or deed of trust encumbering all or a portion of the Project, whose address has been given to Tenant, and affording such holder of a mortgage or deed of trust encumbering all or a portion of the Project the same time period to cure as granted Landlord hereunder, plus an additional 90 days

5.11 ESTOPPEL CERTIFICATE. Within ten (10) days after Landlord’s request, Tenant will execute an estoppel certificate certifying as to such facts (if true) as Landlord (or mortgagees, ground or land lessors or proposed purchasers of the Project) may reasonably request (including, in the case of mortgagees or ground or land lessors, reasonable notice and cure provisions). Failure to deliver such estoppel certificate within such ten (10) day period shall be deemed Tenant’s agreement to and acknowledgment of the statements contained therein.

5.12 TENANT’S REMEDIES. Tenant specifically agrees to look solely to Landlord’s (or its successors’) interest in the Project for the recovery of any judgment from Landlord, it being agreed that Landlord, its direct or indirect partners, members, directors, officers or any successors in interest shall never be personally liable for any such judgment.

5.13 NAME OF BUILDING AND PROJECT. Tenant shall not utilize the name of the Building or the Project for any purpose whatsoever, except to identify the location of the Leased Premises in Tenant’s address. Landlord shall have the right to change the name of the Building or the Project or the design or construction thereof whenever Landlord, in its sole discretion, deems it appropriate without any liability to Tenant and without any consent of Tenant being necessary.

5.14 MOLD. Tenant, at its sole cost and expense, shall regularly monitor the Leased Premises for the presence of mold or any conditions that reasonably can be expected to give rise to mold, such as by way of example but not limitation, water damage, mold growth, repeated complaints of respiratory ailments or eye irritation by persons occupying the Leased Premises or any notice from a governmental authority of complaints of indoor air quality at the Leased Premises. If Tenant discovers the existence of any mold or conditions referred to above, Tenant shall notify Landlord and retain an industrial hygienist or other professional mold consultant to conduct an inspection and prepare a report for Tenant and Landlord. If the inspection report concludes that mold is present in the Leased Premises and such presence is not due to the negligence or willful misconduct of Landlord, Tenant will be responsible for the cost of such inspection and the cost of remediation. If the inspection report concludes that mold is present in the Leased Premises due to the negligence or willful misconduct of Landlord, Landlord will be responsible for the cost of such inspection and the cost of remediation to the extent of Landlord’s responsibility for the presence of mold at or within the Leased Premises. Any remediation plan will be subject to the approval of Landlord, which approval will not be unreasonably withheld or delayed. If the inspection report concludes that mold is present in the Leased Premises, Tenant will hire a contractor that specializes in mold remediation to prepare a remediation plan for the Leased Premises. Upon Landlord’s approval of the plan, the contractor will promptly carry out the work contemplated in the plan in accordance with all Legal Requirements. To the extent required by applicable state or local health or safety requirements, occupants and visitors to the Leased Premises will be notified of the conditions and the schedule for the remediation. Landlord shall have a reasonable opportunity to inspect the remediated portion of the Leased Premises after completion of the remediation. The contractor performing the remediation shall provide a written certification to Landlord and Tenant that the remediation has been completed in accordance with all Legal Requirements.

VI.

6.1 CONDEMNATION.

(a) If the Leased Premises shall be taken or condemned (or sold in lieu thereof) for any public purpose to such an extent as to render substantially all of the Leased Premises untenantable, either party shall have the right to terminate this Lease by giving notice of such election to terminate to the other party within ten (10) days from the date of such condemnation or taking (or sale in lieu thereof), which termination shall be effective on the date of the transfer of possession of the Leased Premises to the condemning authority. If only a portion thereof shall be so taken so as not to render the remainder untenantable, this Lease shall not terminate, and Base Rental shall be diminished by an equitable amount (based upon the square footage of Net Rentable Area so taken) and Landlord shall, to the extent practicable, restore the Leased Premises so that the remaining portion of the Leased Premises shall be partitioned off from the portion so taken or condemned; however, Landlord shall be obligated to restore or rebuild the damaged property only to the extent the holder of any mortgage or deed of trust or the landlord under any ground lease makes the proceeds of such taking available to Landlord for the purposes of rebuilding and restoration, or if no mortgage or ground lease then affects the Project, then only to the extent of the net proceeds of such taking. If all or substantially all of the Project (whether or not the Leased Premises are affected), or a portion of the Project (whether or not the Leased Premises are affected) as to cause the remainder of the Project not to be economically feasible to operate, as reasonably determined by Landlord, should be taken or condemned (or sold in lieu thereof) for any public purpose, then this Lease, at the option of Landlord upon the giving of notice to Tenant within ten (10) days from the date of such condemnation or taking (or sale in lieu thereof), shall cease and terminate effective on the date of the transfer of possession of the Leased Premises to the condemning authority. If this Lease is terminated in accordance with this Section 6.1 (a), Base Rental shall be apportioned on a per diem basis and shall be payable through the effective date of the termination. All proceeds from any taking or condemnation (or sale in lieu thereof) of the Leased Premises or any portion of the Project shall belong to and be paid to Landlord, and Tenant shall not be entitled to any portion of such award (except that Tenant shall have all rights permitted under the laws of the State of Texas to appear, claim and prove in proceedings relative to such taking (i) the value of any fixtures, furnishings, and other personal property which are taken but which under the terms of this Lease Tenant is permitted to remove at the end of the Term, (ii) the unamortized cost [such costs having been amortized on a straight line basis over the Term excluding any renewal terms] of Tenant’s leasehold improvements which are taken that Tenant is not permitted to remove at the end of the Term and which were installed solely at Tenant’s expense [i.e., not paid for by Landlord or purchased with allowances provided by Landlord], and (iii) relocation and moving expenses, but not the value of Tenant’s leasehold estate created by this Lease and only so long as such claims in no way diminish the award Landlord receives from the condemning authority).

(b) In the event of any taking or condemnation for any public purpose of the Leased Premises or any portion thereof occurs for one hundred eighty (180) days or less, then it shall be deemed a temporary taking, this Lease shall continue in full force and effect, Landlord shall be under no obligation to make any repairs or alterations, and at Landlord’s option either (i) there shall be no abatement of Base Rental and all proceeds of such taking relating to the Term occurring during such taking shall belong to Tenant, or (ii) Base Rental shall be diminished by an equitable amount (based upon the square footage of Net Rentable Area so taken) for the period of time the Leased Premises are so taken and Landlord shall be entitled to the proceeds of such taking.

6.2 DAMAGES FROM CERTAIN CAUSES. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, casualty, vandalism, acts of God, public enemy, injunction, public disorder, riot, strike, inability to procure materials, insurrection, war, court order, requisition or order of governmental body or authority, or for any other causes beyond Landlord’s reasonable control, or for any damage or inconvenience which may arise through repair or alteration of the Leased Premises or the Project. All goods, property or personal effects stored or placed by Tenant in or about the Project shall be at the sole risk of Tenant.

6.3 INTENTIONALLY OMITTED.

6.4 HOLDING OVER. In the event of holding over by Tenant after expiration or termination of this Lease without the consent of Landlord, Tenant shall be deemed a tenant at will and, in addition to any other rights and remedies available to Landlord, Tenant shall pay, as Base Rental and Tenant’s Basic Cost (as adjusted by Tenant’s Basic Cost Adjustment) for each month or any part thereof of any such holdover period, the greater of (a) twice the Base Rental and Tenant’s Basic Cost (as adjusted by Tenant’s Basic Cost Adjustment) which Tenant was obligated to pay for the month immediately preceding the end of the Term, or (b) double the prevailing market rent for the Leased Premises (as reasonably determined by Landlord), (plus any additional rent provided for under this Lease). No holding over by Tenant after the Term shall operate to extend the Term. Additionally, in the event of any unauthorized holding over by Tenant, Tenant shall indemnify Landlord against (i) all claims for damages by any other lessee to whom Landlord may have leased all or any part of the Leased Premises covered hereby, and (ii) all other losses, costs and expenses, including attorneys’ fees, incurred by Landlord by reason of such holding over. Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month, terminable by Landlord or Tenant on thirty (30) days notice.

6.5 CASUALTY. In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. If the Leased Premises shall be destroyed by fire or other casualty so as to render the Leased Premises untenantable in whole or in part, Base Rental shall abate equitably thereafter as to the portion of the Leased Premises rendered untenantable (based upon the square footage of the Net Rentable Area rendered untenantable) until the earlier to occur of (i) sixty (60) days after the date Tenant is permitted to commence repair of its leasehold improvements for the portion of the Leased Premises so damaged, or (ii) the date the Leased Premises are made tenantable. Landlord agrees to commence and prosecute repair of the Building Standard Improvements promptly and with all due diligence, and Tenant agrees to commence and prosecute repair of its leasehold improvements promptly and with all due diligence, subject in each case to delays for insurance adjustments and delays caused by matters beyond the applicable party’s control, zoning laws and building codes then in effect, and to the termination rights set forth below. In the event any portion of the Project is damaged by fire or other casualty, and if such damage is such that Landlord cannot reasonably be expected to substantially complete its repair work within three hundred (300) days after the date of casualty, as reasonably estimated by a responsible contractor selected by Landlord, then Landlord shall have the right to terminate this Lease and all Rent owing under this Lease up to the time of such destruction or termination shall be paid by Tenant and thenceforth this Lease shall cease and come to an end. Landlord shall give Tenant written notice of its decisions, estimates or elections under this Section 6.5 within sixty (60) days after any such damage or destruction. In the event any portion of the Leased Premises is damaged by fire or other casualty, and if such damage is such that Landlord cannot reasonably be expected to substantially complete its repair work of the Building Standard Improvements within the Leased Premises within three hundred (300) days after the date of the casualty to the extent necessary to allow Tenant to commence repair of its leasehold improvements, as reasonably estimated by a responsible contractor selected by Landlord, and Landlord has not terminated this Lease as herein provided, then Tenant shall have the right, within thirty (30) days after Landlord delivers the estimate to Tenant of time to restore, to terminate this Lease. Notwithstanding anything to the contrary contained in this Section 6.5, if at the time of any damage to the Project, less than one (1) year remains in the Term, then Landlord, at Landlord’s sole option, shall have the right to terminate this Lease. Additionally, notwithstanding anything to the contrary contained in this Section 6.5, (a) Landlord shall be obligated to restore or rebuild (i) the damaged property only to the extent of the net insurance proceeds made available to Landlord for restoration or rebuilding by the holder of any mortgage or deed of trust or lessor under any ground lease, and (ii) only the portion of the Leased Premises that consists of Building Standard Improvements and only to the condition that existed immediately prior to the casualty, and nothing herein shall be construed to obligate Landlord under any circumstances to repair or restore any of Tenant’s leasehold improvements in excess of Building Standard Improvements, and (b) if the Leased Premises, the Project, or any portion thereof shall be damaged through the negligence or willful misconduct of Tenant or any of its agents, employees or invitees, the cost of any repairs made by Landlord not covered by insurance proceeds received by Landlord shall be paid by Tenant and Rent shall continue unabated.

6.6 ATTORNEYS’ FEES. In the event Tenant or Landlord defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and the nondefaulting party places the enforcement of this Lease, or any part thereof, or the collection of any sums due, or to become due hereunder, or recovery of the possession of the Leased Premises, in the hands of an attorney, or files suit upon the same, the defaulting party agrees, to the extent permitted by applicable law, to pay the nondefaulting party all reasonable attorneys’ fees incurred by the nondefaulting party if such suit is successful. In addition, if Tenant requests any consent of Landlord to any assignment or sublease, or otherwise requests any consent or other action on the part of Landlord, and Landlord deems it necessary for any documents to be prepared or reviewed by its counsel, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord in connection therewith.

6.7 ASSIGNMENTS BY LANDLORD. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project and property referred to herein, and in such event (any such transferee to have the benefit of, and be subject to, the provisions of Section 4.6 and Section 5.12) no further liability or obligation shall thereafter accrue against Landlord hereunder. Upon request by Landlord, Tenant agrees to execute a certificate certifying such facts (if true) as Landlord may reasonably require in connection with any such assignment by Landlord.

6.8 DEFAULT BY TENANT. The occurrence of any of the following events and the expiration of any grace periods hereafter described shall constitute an “Event of Default” under this Lease on the part of Tenant:

(a) Tenant shall fail to pay any monthly installment of Base Rental, Parking Rental or Tenant’s Basic Cost, and such failure shall continue for five (5) Business Days after the date such payment is due, or Tenant shall fail to pay any other sum required to be paid under this Lease and such failure shall continue for fifteen (15) Business Days after the date such payment is due;

(b) Tenant shall assign its interest in this Lease or sublet any portion of the Leased Premises except as permitted in this Lease or Tenant shall otherwise breach the provisions of Section 5.4 of this Lease;

(c) a breach shall be made in the performance of any of the other covenants or conditions which Tenant is required to observe and to perform (other than those referred to in subsections (a) and (b) above), and such breach shall continue for fifteen (15) days after notice from Landlord of such breach (unless with respect to any default which cannot be cured within fifteen (15) days due to causes beyond Tenant’s reasonable control, Tenant, in good faith, after receiving such notice, shall have commenced and thereafter shall continue diligently to perform all action necessary to cure such default within sixty (60) days after notice from Landlord);

(d) Tenant shall vacate or fail to physically occupy the Leased Premises or any part thereof;

(e) if Tenant or any guarantor of this Lease is an entity, Tenant or any such guarantor shall cease to exist as such entity in good standing in the state of its formation, or, if Tenant or any guarantor of this Lease shall be dissolved or otherwise liquidated;

(f) if the interest of Tenant under this Lease shall be subjected to any attachment, execution, levy or other judicial seizure pursuant to any order or decree entered against Tenant in any legal proceeding that is not stayed (so as to prevent seizure) pending appeal and such order or decree is not vacated or bonded against so as to prevent seizure upon the earlier to occur of (aa) fifteen (15) days prior to the sale of such interest pursuant to such order or decree, or (bb) thirty (30) days after entry of the order;

(g) Tenant shall fail or refuse to move into or take possession of the Leased Premises within fifteen (15) days after the Commencement Date; or

(h) if a breach occurs under, or any guarantor of this Lease neglects or fails to perform or observe, any covenant, term, provision, or condition contained in any such guaranty of this Lease.

If an Event of Default on the part of Tenant shall have occurred under this Lease, then or at any time thereafter while such Event of Default continues, Landlord, at Landlord’s option, may have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

(i) Landlord, with or without terminating this Lease, may immediately or at any time thereafter re-enter the Leased Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy or abide by any term, condition, covenant, agreement or obligation of this Lease and Tenant shall fully reimburse and compensate Landlord on demand for the costs incurred by Landlord in doing so; or

(ii) Landlord may terminate this Lease and forthwith repossess the Leased Premises and remove all persons or property therefrom, and be entitled to recover forthwith as damages a sum of money equal to the total of (A) the cost of recovering the Leased Premises (including, without limitation, attorneys’ fees and costs of suit), (B) the cost as reasonably estimated by Landlord of any alterations of, or repairs to, the Leased Premises which are necessary or proper to prepare the same for reletting, (C) the unpaid Rent owed at the time of termination, plus interest thereon from due date at the Interest Rate, (D) the present value of the balance of the Rent for the remainder of the Term less the present value of the fair market rental value (and in computing the fair market rental value the factors taken into account shall include without limitation the market rental concessions and the time necessary to relet the Leased Premises) of the Leased Premises for said period (in each case using a discount rate of JPM Prime), and (E) any other sum of money and damages owed by Tenant to Landlord; or

(iii) Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess the Leased Premises by forcible entry or detainer suit or otherwise without demand or notice of any kind to Tenant and without terminating this Lease, and remove all persons or property therefrom, using such force as may be necessary (Tenant hereby waiving any claim by reason of such reentry, repossession or removal or by issuance of any distress warrant or writ of sequestration), in which event Landlord shall use commercially reasonable efforts to relet the Leased Premises or any part thereof for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord (however, to the extent Landlord is so required by law to relet the Leased Premises, Landlord shall be under no obligation to relet the Leased Premises or any portion thereof in preference to any other space in the Project or on terms unsatisfactory to Landlord). For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Leased Premises, or provide leasing inducements or brokerage commissions that may be necessary or convenient, and (A) if Landlord shall fail or refuse to relet the Leased Premises, or (B) if relet and a sufficient sum shall not be realized from such reletting (after paying the unpaid amounts due hereunder earned but unpaid at the time of reletting plus interest thereon at the Interest Rate, the cost of recovering possession [including, without limitation, attorneys’ fees and costs of suit], all of the costs and expenses of such decorations, repairs, changes, alterations and additions and all other expenses of such reletting [including, without limitation, leasing inducements and brokerage commission]

and of the collection of the rent accruing therefrom) to satisfy the Rent provided for in this Lease to be paid, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods or, if the Leased Premises have been relet, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time as the same accrues or becomes due. Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 6.8 from time to time on one or more occasions without Landlord being obligated to wait until expiration of the Term, and no delivery or recovery of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Neither Landlord’s recovery of the Leased Premises, nor any reletting of the Leased Premises, shall be construed as an election by Landlord to accept surrender of the Leased Premises (and thereby terminate this Lease), unless written notice of such intention be given by Landlord to Tenant. If Landlord re-enters the Leased Premises or terminates this Lease pursuant to any of the provisions of this Lease, Tenant hereby waives all claims for damages which may be caused by such re-entry or termination by Landlord. No such re-entry or termination shall be considered or construed to be a forcible entry; or

(iv) Landlord is entitled and is hereby authorized, without any notice to Tenant whatsoever, to enter upon the Leased Premises by use of a master key, a duplicate key, picking the locks (all of which are agreed to be peaceable, and the doing of which shall not constitute a breach of the peace), or other peaceable means, and to change, alter, and/or modify the door locks on all entry doors of the Leased Premises, thereby excluding Tenant, and its officers, principals, agents, employees, visitors and representatives therefrom. In the event that Landlord has either terminated Tenant’s right of possession to the Leased Premises pursuant to the foregoing provisions of this Lease, or has terminated this Lease by reason of the Event of Default, Landlord shall not thereafter be obligated to provide Tenant with a key to the Leased Premises at any time. If Landlord elects to exclude Tenant from the Leased Premises without permanently repossessing the Leased Premises or terminating this Lease pursuant to the foregoing provisions of this Lease, then Landlord (at any time prior to permanent repossession or termination) shall not be obligated to provide Tenant a key to re-enter the Leased Premises until such time as all delinquent Rent has been paid in full and all other Events of Default, if any, have been completely cured to Landlord’s satisfaction, and Landlord has been given assurance reasonably satisfactory to Landlord evidencing Tenant’s ability to satisfy its remaining obligations under this Lease. During any such temporary period of exclusion, Landlord will, during Landlord’s regular business hours and at Landlord’s convenience, upon written request by Tenant, escort Tenant or its authorized personnel to the Leased Premises to retrieve personal belongings of Tenant or its employees, and such other property of Tenant as is not subject to Landlord’s liens and security interests described in this Lease or available under applicable laws. Landlord may take these actions without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer and without incurring any liability for any damage resulting therefrom, including any liability arising under Chapter 93 of the Texas Property Code, as amended, and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder or by operation of law; Tenant hereby waiving any right to claim damage for such reentry and expulsion, including any rights granted to Tenant by Chapter 93 of the Texas Property Code. Tenant hereby agrees that the provisions of this Section 6.8 supersede the provisions Chapter 93 of the Texas Property Code.

6.9 INSOLVENCY OR BANKRUPTCY. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant or any guarantor of any of Tenant’s obligations under this Lease, or any general assignment by Tenant for the benefit of creditors, or any action taken or suffered by Tenant or any such guarantor under any insolvency, bankruptcy, or reorganization act, other than an involuntary proceeding that is dismissed or bonded against within twenty (20) days after the filing thereof, shall at Landlord’s option, constitute a breach of this Lease by Tenant. Upon the happening of any such event or at any time thereafter, this Lease shall terminate five (5) days after notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy or a proceeding in lieu thereof and, in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant or any such guarantor under any bankruptcy, insolvency, or reorganization proceeding.

6.10 NON-WAIVER. No failure or delay of Landlord in any one instance to exercise any remedy or power given it herein or to insist upon strict performance by Tenant of any obligation imposed on it herein in any other instance shall constitute a waiver or a modification of the terms hereof by Landlord in any one instance or any right it has herein to demand strict compliance with the terms hereof by Tenant in any other instance. Additionally, no express written waiver by Landlord shall affect any condition other than the condition specified in such express written waiver and only for the time and in the manner specifically stated. A receipt by Landlord of any Rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent due under this Lease shall be deemed to be other than an account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Land lord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Leased Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease. All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and the exercise of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

6.11 CASUALTY INSURANCE. Landlord shall maintain fire and extended coverage insurance on the entire Project (excluding leasehold improvements and the personal property of tenants) and on the Building Standard Improvements in amounts desired by Landlord. Said insurance shall be maintained at the expense of Landlord (which expense is to be included in Operating Expenses) with an insurance company authorized to insure properties in the State of Texas. All payments for losses thereunder shall be made solely to Landlord. If the annual premiums to Landlord for such casualty insurance exceed the standard premium rates because of the nature of Tenant’s operations, contents or improvements beyond Building Standard Improvements or because the same result in extra-hazardous exposure, then Tenant shall upon receipt of copies of appropriate premium invoices promptly reimburse Landlord for such increases in such premiums. Tenant shall maintain at its expense fire and extended coverage insurance on the full insurable value of all of the non-Building Standard leasehold improvements and Tenant’s personal property, including removable trade fixtures, located in the Leased Premises and on the full insurable value of all additions and improvements (including fixtures) made by Tenant and not required to be insured by Landlord above. Within ten (10) days following request of Landlord, Tenant shall deliver to Landlord a duly executed certificate of insurance reflecting Tenant’s maintenance of the insurance required under this Section 6.11.

6.12 LIABILITY INSURANCE. Landlord and Tenant each shall maintain separate policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company authorized to transact business in Texas and of good financial standing, such insurance to afford minimum protection of not less than $2,000,000.00 in respect of bodily injury or death and/or property damage in respect of any one occurrence; provided, however, that Tenant shall carry such greater limits of coverage as Landlord may reasonably request from time to time so long as Landlord maintains similar limits of coverage. Such policy of insurance maintained by Tenant shall name Tenant and Landlord as named insureds thereunder and shall name Landlord’s property manager and all mortgagees and lessors of Land lord, of which Tenant has been notified, as additional named insureds, all as their respective interests may appear. Within ten (10) days following request of Landlord, Tenant shall deliver to Landlord a duly executed certificate of insurance reflecting Tenant’s maintenance of the insurance required under this Section 6.12.

6.13 HOLD HARMLESS. Except as otherwise expressly provided in this Lease to the contrary, Landlord shall not be liable to Tenant, or to Tenant’s agents, servants or employees for any damage to person or property caused by the negligence or intentional torts of Tenant, or its agents, servants or employees, and Tenant agrees to indemnify and hold Landlord harmless from all liability and claims for any such damage. Except as otherwise expressly provided in this Lease to the contrary, Tenant shall not be liable to Landlord, or to Landlord’s agents, servants or employees for any damage to person or property caused by the negligence or intentional torts of Landlord, or its agents, servants or employees, and Landlord agrees to indemnify and hold Tenant harmless from all liability and claims for any such damage.

6.14 WAIVER OF SUBROGATION RIGHTS. ANYTHING IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING, LANDLORD AND TENANT EACH HEREBY WAIVES ANY AND ALL RIGHTS OF RECOVERY, CLAIM, ACTION OR CAUSE-OF-ACTION, AGAINST THE OTHER, ITS AGENTS (INCLUDING PARTNERS, BOTH GENERAL AND LIMITED), OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, CUSTOMERS, INVITEES, OR EMPLOYEES, FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE LEASED PREMISES, OR ANY IMPROVEMENTS THERETO, OR THE PROJECT OF WHICH THE LEASED PREMISES ARE A PART, OR ANY IMPROVEMENTS THEREON, OR ANY PERSONAL PROPERTY OF SUCH PARTY THEREIN, BY REASON OF FIRE, THE ELEMENTS OR ANY OTHER CAUSE WHICH IS OR IS REQUIRED TO BE INSURED AGAINST UNDER THE INSURANCE POLICIES REFERRED TO IN SECTION 6.11 HEREOF, REGARDLESS OF CAUSE OR ORIGIN,

INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO, ITS AGENTS, MEMBERS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, CUSTOMERS, INVITEES OR EMPLOYEES, AND COVENANTS THAT NO INSURER SHALL HOLD ANY RIGHT OF SUBROGATION AGAINST SUCH OTHER PARTY. TENANT SHALL ADVISE INSURERS OF THE FOREGOING WAIVER AND SUCH WAIVER SHALL BE A PART OF EACH POLICY MAINTAINED BY TENANT.

6.15 PARKING.

(a) At all times during the Term, Landlord agrees to furnish and Tenant agrees to pay for and lease, permits to park (i) fifty-four (54) vehicles in the Garage on an unassigned basis (the “Unassigned Permits”), and (ii) thirteen (13) vehicles in reserved spaces designated by Landlord from time to time in the Garage (“Reserved Permits”). No specific spaces in the Garage are to be assigned to Tenant for the Unassigned Permits, but Landlord may designate the area in which the vehicles with Unassigned Permits may be parked, which designations may change from time to time. Additionally, Landlord will designate a specific space in the Garage for each Reserved Permit, if any, to be issued by Landlord to Tenant as provided herein, which designated space may be changed by Landlord from time to time. Landlord will issue to Tenant the aforesaid number of parking stickers and/or cards each of which will authorize parking in the Garage of a vehicle on which the sticker is displayed, or Landlord will provide a reasonable alternative means of identifying and controlling vehicles authorized to be parked in the Garage.

(b) As rental (“Parking Rental”) for the Unassigned Permits and the Reserved Permits (collectively, the “Parking Permits”), Tenant covenants and agrees to pay Landlord during the Initial Term, as additional rental hereunder, the parking charges set forth below in this Section 6.15(b) (plus applicable sales tax). Such sums to be payable monthly in advance on the first day of each and every month during the Term, and a pro rata portion of such sum shall be payable for any partial calendar month in the event this Lease commences (or ends) on a date other than the first (or last) day of a calendar month. Tenant’s obligation to pay the Parking Rental shall be considered an obligation to pay Rent for all purposes hereunder and shall be secured in like manner as is Tenant’s obligation to pay Rent. From and after the Initial Term the Parking Rental shall be charged at the rate determined by Landlord (or Landlord’s parking garage operator) from time to time in its sole discretion for such Parking Permits (plus applicable sales tax).

Months of Initial Term	Type of Parking	Parking Rental Rate

1-63	Unassigned	$45/month/space
	Reserved	$65/month/space

(c) If the parking spaces covered by the Parking Permits are not available to Tenant during any portion of the Term due to causes beyond the reasonable control of Landlord (including without limitation, as the result of a casualty or condemnation) this Lease shall continue without abatement of Rent and Landlord shall use reasonable efforts to make available to Tenant sufficient substitute unassigned parking spaces (in the amount of those spaces not available to Tenant) within a one (1) mile radius of the Project, until the parking spaces covered by the Parking Permits are made available to Tenant. The substitute parking spaces shall be provided to Tenant at a rental rate not to exceed the rate Tenant would have paid had the parking spaces covered by the Parking Permits been so available to Tenant in the Garage. Landlord shall use its reasonable efforts to ensure that the parking spaces covered by the Parking Permits are available to Tenant throughout the Term.

(d) Landlord or the operator of the Garage may make, modify and enforce reasonable rules and regulations relating to the parking of vehicles in the Garage, and Tenant shall abide by such rules and regulations and shall exercise reasonable efforts to cause its employees and invitees to abide by such rules and regulations. Additionally, Landlord reserves the right to alter the size of the Garage.

6.16 SEVERABILITY If any term or provision of this Lease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

6.17 NOTICES. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight courier (c) electronic mail, received upon the sender’s receipt of an acknowledgement from the intended recipient (such as the “return receipt requested” function, as available, return email, or other written acknowledgement), (d) by deposit in the United States mail, certified, return receipt requested, postage prepaid and addressed to the party to be notified at the address for such party specified below, or (e) by facsimile or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been fully given and received (unless otherwise stated in the Lease) on the third (3rd) day after it is so deposited whether or not actually received. Notice given by personal delivery shall be deemed given and received as of the date of first attempted delivery on a Business Day at the address in the manner provided herein. Notice given by electronic mail or facsimile transmission, shall be deemed given and received upon receipt if on a Business Day or, if not a Business Day, on the next Business Day.

If to Landlord:	FSP Energy Tower I Limited Partnership c/o Franklin Street Properties Corp.
401 Edgewater Place, Suite 200
Wakefield, MA 01880-6210 Attn: Asset Manager
Email: tdaley@franklinstreetproperties.com

With a copy to:	Hines Interests Limited Partnership 11700 Katy Freeway, Suite 310
Houston, Texas 77079
Attn: Property Manager - Energy Tower Email: Don.Emerson@hines.com

If to Tenant prior to the Commencement Date:	4120 Southwest Freeway Suite 150
Houston, TX 77027 Attn: Harry Fleming

If to Tenant on or after the Commencement Date:	At the Premises

Additionally, each of Landlord and Tenant may designate up to three (3) additional addresses to which copies of all notices shall be sent. Furthermore, Tenant agrees to send copies of all notices required or permitted to be given to Landlord under this Lease, including this Section 6.17, to each lessor under any ground or land lease covering all or any portion of the Project and to each holder of a mortgage or deed of trust encumbering all or any portion of the Project that notifies Tenant in writing of its interest and the address to which notices are to be sent. Tenant hereby appoints as an agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Leased Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Leased Premises.

6.18 SUCCESSORS. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns.

6.19 ENTIRETY. This instrument and any attached addenda or exhibits signed by the parties hereto constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous promises, inducements, representations or agreements, oral or otherwise, between the parties hereto not embodied herein shall be binding or have any force or effect. Tenant will make no claim on account of any representations whatsoever, whether made by any renting agent, broker, officer or other representative of Landlord or which may be contained in any circular, prospectus or advertisement relating to the Leased Premises or the Project, or otherwise, unless the same is specifically set forth in this Lease.

6.20 FINANCIAL STATEMENTS. If Landlord intends to sell all or any portion of the Building or the Project (or any interest therein), or obtain a loan secured by the Building or the Project (or any interest therein), then Tenant shall, within fifteen (15) days of Landlord’s written request, furnish Landlord with financial statements, dated no earlier than one (1) year before such request, certified as accurate by Tenant, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement, reflecting Tenant’s then current financial condition, or the financial condition of the individuals comprising Tenant, in such form and detail as Landlord may reasonably request. If requested by Tenant in connection with Landlord’s review of Tenant’s financial statements or distribution of Tenant’s financial statements to any third-parties, Landlord shall execute a confidentiality agreement in a form reasonably acceptable to Landlord and shall request that any third-parties to whom Landlord transmits such financial statements execute a confidentiality agreement reasonably acceptable to such third-party.

6.21 AMENDMENTS. This Lease may not be altered, changed or amended, except by an instrument in writing, signed by both parties hereto.

6.22 BROKERS. Tenant hereby warrants and represents that it has not dealt with any brokers or intermediaries entitled to any compensation in connection with this Lease or Tenant’s occupancy of space in the Leased Premises other than Poynter Commercial Properties Corp. and Champions Real Estate Group LLC. Each party hereby agrees to hold the other party, its partners and representatives harmless from any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees) arising from any claim for any commissions or other fees by any other broker or agent acting or purporting to have acted on behalf of such party.

6.23 WAIVER OF RIGHTS UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE. Landlord and Tenant are knowledgeable and experienced in commercial transactions and hereby agree that the provisions of the Lease for determining charges, amounts and additional rent payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.

6.24 WAIVER OF RIGHTS UNDER THE DTPA. AS A MATERIAL CONSIDERATION FOR LANDLORD’S ENTERING INTO THIS LEASE, TENANT HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

6.25 OFAC.

(a) Background: Pursuant to United States Presidential Executive Order 13224, entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism” (the “Executive Order”), and other related regulations, statutes and executive orders of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, U.S. persons and entities are prohibited from transacting business with persons or entities who, from time to time, are determined to have committed, or to pose a risk of committing or supporting terrorist acts, narcotics trafficking, money laundering and related crimes. Those persons and entities are identified on a list of Specially Designated Nationals and Blocked Persons (the “List”), published and regulated by OFAC. The names, including aliases, of these persons or entities (“Blocked Persons”) are updated frequently. In addition, OFAC enforces other Executive Orders which, from time to time, impose restrictions on transactions with, or involving, certain countries.

(b) Certification: Tenant represents and warrants that (i) neither Tenant nor any person or entity that directly owns 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Blocked Persons List) or under the Executive Order or other governmental action; (ii) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the U.S. Department of the Treasury as a terrorist, a Blocked Person on the List, or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation; (iii) Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”); and (iv) throughout the Term of this Lease, Tenant shall comply with the Executive Order and the Money Laundering Act.

6.26 MISCELLANEOUS.

(a) This Lease is declared to be a Texas contract, and all of the terms hereof shall be construed according to the laws of the State of Texas.

(b) Tenant warrants that all consents or approvals required of third parties (including but not limited to its Board of Directors, partners and/or members, to the extent applicable) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease.

(c) Wherever in this Lease there is imposed upon Landlord the obligation to use best or reasonable efforts or due diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other burdens.

(d) Time is of the essence in this Lease.

(e) The terms and provisions of Exhibits A through G, inclusive, attached hereto are hereby made a part hereof for all purposes.

(f) Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant against the other or any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord to Tenant, the use or occupancy of the Leased Premises by Tenant or any person claiming through or under Tenant, any claim of injury or damage, and any emergency or other statutory remedy. If Landlord commences any summary or other proceeding for nonpayment of Rent or the recovery of possession of the Leased Premises, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding, unless the failure to raise the same would constitute a waiver thereof.

(g) If any right granted in this Lease or other provisions of this Lease is subject to the rule against perpetuities and the same shall not occur or shall not have vested on the date that is twenty-one (21) years after the death of the last to die of all now living descendants of James E. Carter, Jr., George H. W. Bush, William J. Clinton and George W. Bush, all of whom are former Presidents of the United States of America, then such right or provisions shall terminate as of such date.

(h) Except to the extent expressly provided to the contrary in this Lease, all references to days in this Lease shall refer to calendar days. All references to “Business Days” in this Lease shall refer to days that national banks are open for business in Houston, Texas.

(i) Tenant agrees not to record this Lease. Additionally, Tenant shall not disclose the terms of this Lease to any third party except (i) legal counsel to Tenant, (ii) any assignee of Tenant’s interest in this Lease or sublessee of Tenant, (iii) as required by Legal Requirements, or (iv) for financial reporting purposes.

(j) This Lease may be executed in multiple counterparts, each of which, when assembled to include an original, faxed, or electronic mail (in ..pdf or similar file) signature for each party contemplated to sign this Lease, shall constitute a complete, fully executed, and original instrument, but all of which shall constitute one and the same agreement. All such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.

(k) This Lease shall not be deemed or construed to create or establish any relationship (other than that of landlord and tenant) or partnership or joint venture or similar relationship or agreement between Landlord and Tenant hereunder.

(l) Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

(m) The voluntary or other surrender or termination of this Lease by Tenant and/or Landlord shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

(n) Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, Legal Requirements, and Landlord’s policies and practices for the Building. Landlord may charge Tenant’s telecommunications provider an access or use fee. Tenant’s telecommunications provider may not use Building risers in excess of those which Tenant is entitled to use. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services that the Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(o) Tenant shall have the right to extend the term of the Lease as set forth in Exhibit G.

[SIGNATURE PAGE FOLLOWS.]

In Witness Whereof, the parties hereto have executed this Lease as of the Effective Date.

LANDLORD:

FSP ENERGY TOWER I LIMITED PARTNERSHIP, a Texas limited partnership

By:		FSP Property Management LLC,
a Massachusetts limited liability company,
its duly authorized Asset Manager

	By:	/s/ Leo H. Daley, Jr.
Leo H. Daley, Jr.
Its: Vice President—Regional Director
TENANT:

NORTHSTAR HEALTHCARE ACQUISITIONS, LLC, a Delaware limited liability company

By:		/s/ Andy Chen
Name:		Andy Chen
Title:		Chief Financial Officer

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